Exhibit 99.1

TRANSOCEAN LTD.

STATUTORY CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018,  2017 and 2016

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Ernst & Young Ltd Maagplatz 1 P.O. Box 8005 Zurich	Phone: +41 58 286 86 86 Fax: +41 58 286 30 04 www.ey.com/ch

To the General Meeting of
Transocean Ltd., Steinhausen
Zurich, February 19, 2019

Report of the statutory auditor on the consolidated financial statements

Opinion

As statutory auditor, we have audited the consolidated financial statements of Transocean Ltd. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), equity, cash flows, and notes to the consolidated financial statements for each of the three years in the period ended December 31, 2018 (pages AR-4 – AR-41).  In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in accordance with U.S. generally accepted accounting principles and comply with Swiss law.

Board of Directors’ Responsibility

The Board of Directors is responsible for the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles and the requirements of Swiss law.  This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.  The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We are a public accounting firm and are required to be independent with respect to the Company.  We conducted our audits in accordance with Swiss law, Swiss Auditing Standards and the standards of the Public Company Accounting Oversight Board (United States) (PCAOB).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement, whether due to fraud or error.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers the internal control system relevant to the entity’s preparation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control system.  An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Report on key audit matters based on the circular 1/2015 of the Federal Audit Oversight Authority

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period.  These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.  For each matter below, our description of how our audit addressed the matter is provided in that context.

We have fulfilled the responsibilities described in the Auditor’s responsibility section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the consolidated financial statements.  The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the consolidated financial statements.

 2018 acquisitions of Songa Offshore SE and Ocean RIG UDW Inc. involved a high degree of subjectivity in evaluating management's estimates, such as the recognition of the fair value of assets acquired and liabilities assumed.

Business combinations
Area of emphasis

As described in Note 4 to the consolidated financial statements, during 2018 the Company acquired Songa Offshore SE for net consideration of USD 1.8 billion and Ocean Rig UDW Inc. for a net consideration of USD 2.5 billion.

Auditing the accounting for the Company's 2018 acquisitions of Songa Offshore SE and Ocean RIG UDW Inc. involved a high degree of subjectivity in evaluating management's estimates, such as the recognition of the fair value of assets acquired and liabilities assumed.

Our audit response

Our audit procedures related to the key audit matter of business combinations included the following procedures:

We tested the Company’s controls over the accounting for acquisitions, such as controls over the recognition and measurement of assets acquired, liabilities assumed, and consideration paid and payable, including convertible instruments.  We read the purchase agreements, evaluated the significant assumptions and methods used in developing the fair value estimates, and tested the recognition of (1) the assets acquired and liabilities assumed at fair value; (2) the identifiable acquired intangible assets at fair value; and (3) goodwill or bargain purchase gain measured as a residual.

We evaluated, among other things, whether the significant assumptions, including forecasted day rates and utilization, discount rates, estimated useful lives, and the growth rate used in valuing the rigs and related contract intangibles were appropriate, which are affected by expectations about future market or economic conditions.  Specifically, when evaluating the assumptions related to the forecasted day rates and utilization, we compared the assumptions to similar fixtures in the market and considered whether they were consistent with evidence obtained in other areas of the audit, such as assumptions used by the Company in its budget.

Valuation of Goodwill of the Contract Drilling Services reporting unit
Area of emphasis

At December 31, 2018, the Company had no goodwill and recorded an impairment of USD 462 million during the year‑ended December 31, 2018.  As discussed in Note 7 of the consolidated financial statements, goodwill is tested for impairment at least annually, or on an interim basis if indicators are present, at the reporting unit level.  The Company’s goodwill is initially assigned to its reporting unit as of the acquisition date.

Auditing management’s annual goodwill impairment test was complex and highly judgmental due to the significant estimation required in determining the fair value of the reporting unit.  In particular, the fair value estimate of the Contract Drilling Services reporting unit was sensitive to significant assumptions such as the weighted average cost of capital, forecasted day rates and utilization, operating margin, working capital and terminal value, which are affected by expectations about future market or economic conditions.

Our audit response

Our audit procedures related to the key audit matter of valuation of goodwill of the contract drilling services reporting unit included the following procedures:

We obtained an understanding, evaluated the design and tested the operating effectiveness of the Company’s controls over its goodwill impairment assessment process.

To test the estimated fair value of the Company’s Contract Drilling Services reporting unit, we performed audit procedures that included, among others, assessing methodologies and testing the significant assumptions discussed above and the underlying data used by the Company in its analysis.  We compared the significant assumptions used by management to current industry and economic trends, including offshore activity, changes to the Company’s business model, customer analysis and other relevant factors.  We assessed the historical accuracy of management’s estimates and performed sensitivity analyses of significant assumptions to evaluate the changes in the fair value of the Contract Drilling Services reporting unit that would result from changes in the assumptions.  In addition, we tested the reconciliation of the fair value of all reporting units to the market capitalization of the Company.

Realizability of deferred tax assets
Area of emphasis

As discussed in Note 10 to the consolidated financial statements, the Company had deferred tax assets of USD 87 million (net of a USD 681 million valuation allowance).  Valuation allowances for deferred tax assets are recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  In evaluating the realizability of deferred tax assets, all available positive and negative evidence is considered, including projected future taxable income and the existence of cumulative losses in recent years.

Auditing the realizability of deferred tax assets is complex because of the judgement involved in determining the sources of income available to realize the deferred tax assets, including projected future taxable income, tax planning strategies, available carrybacks, and utilization of deferred tax liabilities and uncertain tax positions.

Our audit response

Our audit procedures related to the key audit matter of realizability of deferred tax assets included the following procedures:

We evaluated the Company’s assessment of the realizability of deferred tax assets and the resultant valuation allowance.  We tested controls that address the risks of material misstatement relating to the realizability of deferred tax assets, including controls over management’s projections of future taxable income, the future reversal of existing taxable temporary differences and management’s identification and use of available tax planning strategies.

Our audit procedures included, among others, testing forecasted taxable income and evaluating the availability of future taxable temporary differences.  We evaluated the assumptions used by the Company to develop projections of future taxable income and temporary differences by jurisdiction and tested the completeness and accuracy of the underlying data used in its projections.  For example, we compared the projections of future taxable income with firm contractual agreements.  We also reconciled the projections of future taxable income with other forecasted financial information prepared by the Company.

In addition, we involved our tax professionals to evaluate the application of tax law in the Company’s available tax planning strategies and projections of future taxable income. We also tested the Company’s scheduling of the reversal of existing temporary taxable differences.

Report on other legal requirements

We are a public accounting firm registered with the Swiss Federal Audit Oversight Authority (FAOA) and the PCAOB and we confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA).  We are independent with respect to the Company in accordance with Swiss law (article 728 CO and article 11 AOA) and U.S. federal securities laws as well as the applicable rules and regulations of the Swiss audit profession, the U.S. Securities and Exchange Commission and the PCAOB, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

In accordance with article 728a para 1 item 3 CO and Swiss Auditing Standard 890, we confirm that an internal control system exists, which has been designed for the preparation of consolidated financial statements according to the instructions of the Board of Directors.

We recommend that the consolidated financial statements submitted to you be approved.

We have served as the Company’s auditor since 2008.

Ernst & Young Ltd

/s/ Jolanda Dolente	/s/ Jennifer Mathias
Licensed audit expert	Certified public accountant
(Auditor in charge)

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Years ended December 31,
	2018	2017	2016

Contract drilling revenues	$3,018	$2,731	$3,705
Other revenues	—	242	456
	3,018	2,973	4,161
Costs and expenses
Operating and maintenance	1,799	1,389	1,901
Depreciation	818	832	893
General and administrative	188	156	172
	2,805	2,377	2,966
Loss on impairment	(1,464)	(1,498)	(93)
Gain (loss) on disposal of assets, net	—	(1,603)	4
Operating income (loss)	(1,251)	(2,505)	1,106

Other income (expense), net
Interest income	53	43	20
Interest expense, net of amounts capitalized	(620)	(491)	(409)
Gain (loss) on retirement of debt	(3)	(55)	148
Other, net	46	5	69
	(524)	(498)	(172)
Income (loss) before income tax expense	(1,775)	(3,003)	934
Income tax expense	228	94	107

Net income (loss)	(2,003)	(3,097)	827
Net income (loss) attributable to noncontrolling interest	(7)	30	49
Net income (loss) attributable to controlling interest	$(1,996)	$(3,127)	$778

Earnings (loss) per share
Basic	$(4.27)	$(8.00)	$2.08
Diluted	$(4.27)	$(8.00)	$2.08

Weighted-average shares outstanding
Basic	468	391	367
Diluted	468	391	367

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In millions)

	Years ended December 31,
	2018	2017	2016

Net income (loss)	$(2,003)	$(3,097)	$827
Net income (loss) attributable to noncontrolling interest	(7)	30	49
Net income (loss) attributable to controlling interest	(1,996)	(3,127)	778

Components of net periodic benefit costs before reclassifications	6	—	(20)
Components of net periodic benefit costs reclassified to net income	5	21	8

Other comprehensive income (loss) before income taxes	11	21	(12)
Income taxes related to other comprehensive income (loss)	—	(28)	6
Other comprehensive income (loss)	11	(7)	(6)
Other comprehensive income attributable to noncontrolling interest	—	—	—
Other comprehensive income (loss) attributable to controlling interest	11	(7)	(6)

Total comprehensive income (loss)	(1,992)	(3,104)	821
Total comprehensive income (loss) attributable to noncontrolling interest	(7)	30	49
Total comprehensive income (loss) attributable to controlling interest	$(1,985)	$(3,134)	$772

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,
	2018	2017

Assets
Cash and cash equivalents	$2,160	$2,519
Short-term investments	—	450
Accounts receivable, net	604	596
Materials and supplies, net	474	418
Restricted cash accounts and investments	551	466
Other current assets	159	157
Total current assets	3,948	4,606

Property and equipment	25,811	22,693
Less accumulated depreciation	(5,403)	(5,291)
Property and equipment, net	20,408	17,402
Contract intangible assets	795	—
Deferred income taxes, net	66	47
Other assets	448	355
Total assets	$25,665	$22,410

Liabilities and equity
Accounts payable	$269	$201
Accrued income taxes	70	79
Debt due within one year	373	250
Other current liabilities	746	839
Total current liabilities	1,458	1,369

Long-term debt	9,605	7,146
Deferred income taxes, net	64	44
Other long-term liabilities	1,424	1,082
Total long-term liabilities	11,093	8,272

Commitments and contingencies
Redeemable noncontrolling interest	—	58

Shares, CHF 0.10 par value, 638,285,574 authorized, 143,754,246 conditionally authorized, 610,581,677 issued and 609,649,291 outstanding at December 31, 2018, and 417,060,033 authorized, 143,783,041 conditionally
authorized, 394,801,990 issued and 391,237,308 outstanding at December 31, 2017	59	37
Additional paid-in capital	13,394	11,031
Retained earnings (accumulated deficit)	(67)	1,929
Accumulated other comprehensive loss	(279)	(290)
Total controlling interest shareholders’ equity	13,107	12,707
Noncontrolling interest	7	4
Total equity	13,114	12,711
Total liabilities and equity	$25,665	$22,410

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In millions)

	Years ended December 31,			Years ended December 31,
	2018	2017	2016	2018	2017	2016
	Quantity			Amount
Shares
Balance, beginning of period	391	389	364	$37	$36	$5,193
Issuance of shares under share-based compensation plans	3	2	1	—	1	—
Issuance of shares in acquisition transactions	216	—	24	22	—	2
Reduction of par value	—	—	—	—	—	(5,159)
Balance, end of period	610	391	389	$59	$37	$36

Additional paid-in capital
Balance, beginning of period				$11,031	$10,993	$5,736
Share-based compensation				45	41	42
Issuance of shares under share-based compensation plans				—	(1)	—
Issuance of shares in acquisition transactions				2,101	—	313
Equity component of convertible debt instruments				172	—	—
Acquisition of redeemable noncontrolling interest				53	—	—
Reduction of par value				—	—	5,159
Cancellation of shares held in treasury				—	—	(240)
Allocated capital for transactions with holders of noncontrolling interest				(3)	—	(18)
Other, net				(5)	(2)	1
Balance, end of period				$13,394	$11,031	$10,993

Treasury shares, at cost
Balance, beginning of period				$—	$—	$(240)
Cancellation of shares held in treasury				—	—	240
Balance, end of period				$—	$—	$—

Retained earnings (accumulated deficit)
Balance, beginning of period				$1,929	$5,056	$4,278
Net income (loss) attributable to controlling interest				(1,996)	(3,127)	778
Balance, end of period				$(67)	$1,929	$5,056

Accumulated other comprehensive loss
Balance, beginning of period				$(290)	$(283)	$(277)
Other comprehensive income (loss) attributable to controlling interest				11	(7)	(6)
Balance, end of period				$(279)	$(290)	$(283)

Total controlling interest shareholders’ equity
Balance, beginning of period				$12,707	$15,802	$14,690
Total comprehensive income (loss) attributable to controlling interest				(1,985)	(3,134)	772
Share-based compensation				45	41	42
Issuance of shares in acquisition transactions				2,123	—	315
Equity component of convertible debt instruments				172	—	—
Acquisition of redeemable noncontrolling interest				53	—	—
Allocated capital for transactions with holders of noncontrolling interest				(3)	—	(18)
Other, net				(5)	(2)	1
Balance, end of period				$13,107	$12,707	$15,802

Noncontrolling interest
Balance, beginning of period				$4	$3	$310
Total comprehensive income (loss) attributable to noncontrolling interest				(2)	1	26
Recognition of noncontrolling interest in business combination				33	—	—
Acquisition of noncontrolling interest				(31)	—	(321)
Distributions to holders of noncontrolling interest				—	—	(30)
Allocated capital for transactions with holders of noncontrolling interest				3	—	18
Balance, end of period				$7	$4	$3

Total equity
Balance, beginning of period				$12,711	$15,805	$15,000
Total comprehensive income (loss)				(1,987)	(3,133)	798
Share-based compensation				45	41	42
Issuance of shares in acquisition transactions				2,123	—	315
Equity component of convertible debt instruments				172	—	—
Recognition of noncontrolling interest in business combination				33	—	—
Acquisition of redeemable noncontrolling interest				53	—	—
Acquisition of noncontrolling interest				(31)	—	(321)
Distributions to holders of noncontrolling interest				—	—	(30)
Other, net				(5)	(2)	1
Balance, end of period				$13,114	$12,711	$15,805

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years ended December 31,
	2018	2017	2016

Cash flows from operating activities
Net income (loss)	$(2,003)	$(3,097)	$827
Adjustments to reconcile to net cash provided by operating activities:
Contract intangible asset amortization	112	—	—
Depreciation	818	832	893
Share-based compensation expense	45	41	42
Loss on impairment	1,464	1,498	93
(Gain) loss on disposal of assets, net	—	1,603	(4)
(Gain) loss on retirement of debt	3	55	(148)
Deferred income tax expense (benefit)	(16)	89	68
Other, net	6	55	14
Changes in deferred revenues, net	(139)	33	219
Changes in deferred costs, net	34	54	72
Changes in other operating assets and liabilities, net	234	7	(96)
Net cash provided by operating activities	558	1,170	1,980

Cash flows from investing activities
Capital expenditures	(184)	(497)	(1,344)
Proceeds from disposal of assets, net	43	350	30
Cash paid in business combinations, net of cash acquired	(883)	—	—
Investment in unconsolidated affiliates	(107)	—	—
Proceeds from maturities of unrestricted and restricted short-term investments	507	—	—
Deposits into unrestricted and restricted short-term investments	(173)	(450)	—
Other, net	—	10	1
Net cash used in investing activities	(797)	(587)	(1,313)

Cash flows from financing activities
Proceeds from issuance of debt, net of discounts and issue costs	2,054	1,144	2,401
Repayments of debt	(2,105)	(2,284)	(2,295)
Proceeds from investments restricted for financing activities	26	102	100
Payments to terminate derivative instruments	(92)	—	—
Distributions to holders of noncontrolling interest	—	—	(30)
Other, net	(30)	(3)	—
Net cash provided by (used in) financing activities	(147)	(1,041)	176

Net increase (decrease) in unrestricted and restricted cash and cash equivalents	(386)	(458)	843
Unrestricted and restricted cash and cash equivalents, beginning of period	2,975	3,433	2,590
Unrestricted and restricted cash and cash equivalents, end of period	$2,589	$2,975	$3,433

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Business

Overview—Transocean Ltd. (together with its subsidiaries and predecessors, unless the context requires otherwise, “Transocean,” “we,” “us” or “our”) is a leading international provider of offshore contract drilling services for oil and gas wells.  We specialize in technically demanding sectors of the offshore drilling business with a particular focus on ultra‑deepwater and harsh environment drilling services.  Our mobile offshore drilling fleet is considered one of the most versatile fleets in the world.  We contract our drilling rigs, related equipment and work crews predominantly on a dayrate basis to drill oil and gas wells.  As of December 31, 2018, we owned or had partial ownership interests in and operated a fleet of 50 mobile offshore drilling units, including 32 ultra‑deepwater floaters, 14 harsh environment floaters and four midwater floaters.  As of December 31, 2018, we were constructing (i) four additional ultra‑deepwater drillships and (ii) one additional harsh environment semisubmersible, in which we hold a partial ownership interest.

Business combinations—On January 30, 2018, we acquired an approximate 97.7 percent ownership interest in Songa Offshore SE, a European public company limited by shares, or societas Europaea, existing under the laws of Cyprus (“Songa”).  On March 28, 2018, we acquired the remaining shares not owned by us through a compulsory acquisition under Cyprus law, and as a result, Songa became our wholly owned subsidiary.  To complete these transactions, we issued 68.0 million shares and $863 million aggregate principal amount of 0.50% exchangeable senior bonds due January 30, 2023 (the “Exchangeable Bonds”).  As a result of the acquisition, we acquired seven mobile offshore drilling units, including five harsh environment floaters and two midwater floaters.  See Note 4—Business Combinations and Note 14—Equity.

On December 5, 2018, we acquired Ocean Rig UDW Inc., a Cayman Islands exempted company with limited liability (“Ocean Rig”), in a merger transaction, and as a result, Ocean Rig became our wholly owned subsidiary.  To complete the acquisition, we issued 147.7 million shares and made an aggregate cash payment of $1.2 billion.  As a result of the acquisition, we acquired (i) 11 mobile offshore drilling units, including nine ultra‑deepwater floaters and two harsh environment floaters and (ii) the contracts relating to the construction of two ultra‑deepwater drillships.  See Note 4—Business Combinations, Note 14—Equity and Note 22—Subsequent Events.

Investment in unconsolidated affiliates—In the year ended December 31, 2018, we made an aggregate cash investment of $107 million in unconsolidated affiliates, including an initial investment of $91 million, representing a 33.0 percent interest, in Orion Holdings (Cayman) Limited (“Orion”), a Cayman Islands company formed to construct and own the newbuild harsh environment semisubmersible Transocean Norge.  We account for this investment, recorded in other assets, using the equity method of accounting.  The total purchase price for the rig, under construction at the Jurong Shipyard Pte Ltd. in Singapore, is $500 million.  We have agreed to make additional contributions of $59 million and $33 million to Orion in January 2019 and January 2020, respectively.  We expect to operate the rig, through one of our wholly owned subsidiaries, under a drilling contract that is expected to commence in July 2019.  Additionally, we invested $16 million in other companies, recorded in other assets using the cost method of accounting, that are involved in researching and developing technology to improve automation in drilling and other activities.

Note 2—Significant Accounting Policies

Accounting estimates—To prepare financial statements in accordance with accounting principles generally accepted in the United States (“U.S.”), we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates and assumptions, including those related to our allowance for doubtful accounts, materials and supplies obsolescence, property and equipment, assets held for sale, goodwill, income taxes, contingencies, share‑based compensation and postemployment benefit plans.  We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from such estimates.

Fair value measurements—We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability.  Our valuation techniques require inputs that we categorize using a three‑level hierarchy, from highest to lowest level of observable inputs, as follows: (1) significant observable inputs, including unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) significant other observable inputs, including direct or indirect market data for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) significant unobservable inputs, including those that require considerable judgment for which there is little or no market data (“Level 3”).  When a valuation requires multiple input levels, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Consolidation—We consolidate entities in which we have a majority voting interest and entities that meet the criteria for variable interest entities for which we are deemed to be the primary beneficiary for accounting purposes.  We eliminate intercompany transactions and accounts in consolidation.  We apply the equity method of accounting for an investment in an unconsolidated entity if we have the ability to exercise significant influence over the entity that (a) does not meet the variable interest entity criteria or (b) meets the variable interest entity criteria, but for which we are not deemed to be the primary beneficiary.  We apply the cost method of accounting for an investment in an entity if we do not have the ability to exercise significant influence over the unconsolidated entity.  We separately present

AR-9-

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

within equity on our consolidated balance sheets the ownership interests attributable to parties with noncontrolling interests in our consolidated subsidiaries, and we separately present net income attributable to such parties on our consolidated statements of operations.  See Note 14—Equity.

Business combinations—In connection with our acquisitions, we applied the acquisition method of accounting.  Accordingly, we recorded the acquired assets and assumed liabilities at fair value and recognized goodwill to the extent the consideration transferred exceeded the fair value of the net assets acquired.  To the extent the fair value of the net assets acquired exceeded the consideration transferred, we recognize a bargain purchase gain, recorded in other income, net.  We estimated the fair values of the acquired assets and assumed liabilities as of the date of the acquisition, and our estimates are subject to adjustment based on our ongoing assessments of the fair values of property and equipment, intangible assets, other assets and liabilities and our evaluation of tax positions and contingencies, which are ongoing.  We will complete our final assessments of the fair values of the acquired assets and assumed liabilities and our final evaluations of uncertain tax positions and contingencies within one year of the acquisition date.  See Note 4—Business Combinations.

Goodwill—We conduct impairment testing for our goodwill annually as of October 1 and more frequently, on an interim basis, when an event occurs or circumstances change that indicate that the fair value of our reporting unit may have declined below its carrying value.  We test goodwill at the reporting unit level, which is defined as an operating segment or one level below an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management.  We determined that we have a single reporting unit for this purpose.  Before testing goodwill, we consider whether or not to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If, as the result of our qualitative assessment, we determine that an impairment test is required, or, alternatively, if we elect to forgo the qualitative assessment, we record an impairment to goodwill to the extent the carrying amount of the reporting unit, including goodwill, exceeds the fair value of the reporting unit.  In the year ended December 31, 2018, as a result of an interim goodwill test, we recognized an aggregate loss of $462 million, which had no tax effect, associated with the impairment of our goodwill.  See Note 3—Accounting Standards Updates, Note 4—Business Combinations and Note 7—Goodwill and Other Intangibles.

Contract intangibles—In connection with our acquisitions, we recognized drilling contract intangible assets related to the acquired drilling contracts for future contract drilling services and construction contract intangible liabilities related to the acquired shipyard contracts for the construction of two rigs.  The drilling contract intangible assets represent the amount by which the fixed dayrates of the acquired contracts were above the market dayrates that were available or expected to be available during the term of the contract for similar contracts, measured as of the acquisition date.  We recognize the amortization on a straight‑line basis over the expected remaining contract period as a reduction of contract drilling revenues.  The construction contract intangible liabilities resulting from the Ocean Rig acquisition represent the amount by which the remaining amounts due under the acquired contracts were above market construction rates for similar drilling units, measured as of the acquisition date.  We expect to recognize the construction contract intangible liabilities as reductions to the capitalized cost of the two rigs at the time we take delivery of the assets.  At December 31, 2018, the aggregate carrying amount of our drilling contract intangible assets and our construction contract intangible liabilities was $795 million and $132 million, respectively.  See Note 4—Business Combinations, Note 7—Goodwill and Other Intangibles and Note 13—Commitments and Contingencies.

Derivative instruments—We record derivatives on our consolidated balance sheet, measured at fair value.  We recognize the gains and losses associated with changes in the fair value of undesignated derivatives in current period earnings.  See Note 9—Derivative Instruments.

Revenue recognition—We recognize revenues earned under our drilling contracts based on variable dayrates, which range from a full operating dayrate to lower rates or zero rates for periods when drilling operations are interrupted or restricted, based on the specific activities we perform during the contract on an hourly, or more frequent, basis.  Such dayrate consideration is attributed to the distinct time period to which it relates within the contract term, and therefore, is recognized as we perform the services.  When the operating dayrate declines over the contract term, we recognize revenues on a straight‑line basis over the full contract period.  We recognize reimbursement revenues and the corresponding costs as we provide the customer‑requested goods and services, when such reimbursable costs are incurred while performing drilling operations.  Prior to performing drilling operations, we may receive pre‑operating revenues, on either a fixed lump‑sum or variable dayrate basis, for mobilization, contract preparation, customer‑requested goods and services or capital upgrades, which we recognize on a straight‑line basis over the estimated firm contract period.  We recognize losses for loss contracts as such losses are incurred.  We recognize revenues for demobilization or from contract terminations as we fulfill our obligations and all contingencies have been resolved.  To obtain contracts with our customers, we incur costs to prepare a rig for contract and deliver or mobilize a rig to the drilling location.  We defer pre‑operating costs, such as contract preparation and mobilization costs, and recognize such costs on a straight‑line basis, consistent with the general pace of activity, in operating and maintenance costs over the estimated firm period of drilling.

We elected to apply the optional exemption that permits us to exclude disclosure of the estimated transaction price related to the variable portion of unsatisfied performance obligations at the end of the reporting period, as our transaction price is based on a single performance obligation consisting of a series of distinct hourly, or more frequent, periods, the variability of which will be resolved at the time of the future services.  See Note 5—Revenues.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Share‑based compensation—To measure the fair values of granted or modified stock options, we use the Black‑Scholes‑Merton option‑pricing model and apply assumptions for the expected life, risk‑free interest rate, expected volatility and dividend yield.  To measure the fair values of granted or modified service‑based restricted share units, we use the market price of our shares on the grant date or modification date.  To measure the fair values of granted or modified performance‑based restricted share units subject to market factors, we use a Monte Carlo simulation model and, in addition to the assumptions applied for the Black‑Scholes‑Merton option‑pricing model, we use a risk neutral approach and an average price at the performance start date.  We recognize share‑based compensation expense in the same financial statement line item as cash compensation paid to the respective employees or non‑employee directors.  We recognize such compensation expense on a straight‑line basis over the service period through the date the employee or non‑employee director is no longer required to provide service to earn the award.  In the years ended December 31, 2018, 2017 and 2016, share‑based compensation expense was $45 million, $41 million and $42 million, respectively.  See Note 15—Share Based Compensation Plans.

Capitalized interest—We capitalize interest costs for qualifying construction and upgrade projects and only capitalize interest costs during periods in which progress for the construction projects continues to be underway.  In the years ended December 31, 2018, 2017 and 2016, we capitalized interest costs of $37 million, $116 million and $176 million, respectively, for our construction work in progress.

Functional currency—We consider the U.S. dollar to be the functional currency for all of our operations since the majority of our revenues and expenditures are denominated in U.S. dollars, which limits our exposure to currency exchange rate fluctuations.  We recognize currency exchange rate gains and losses in other, net.  In the years ended December 31, 2018, 2017 and 2016, we recognized a net loss of $38 million, a net loss of $6 million and a net loss of $2 million, respectively, related to currency exchange rates.

Income taxes—We provide for income taxes based on the tax laws and rates in effect in the countries in which we operate and earn income.  We recognize the effect of changes in tax laws as of the date of enactment.  Effective January 1, 2018, we recognize potential global intangible low‑taxed income inclusions as a period cost.  There is little or no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes because the countries in which we operate have taxation regimes that vary not only with respect to nominal rate, but also in terms of the availability of deductions, credits and other benefits.  Variations also arise because income earned and taxed in any particular country or countries may fluctuate from year to year.

We measure deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid.  We record a valuation allowance for deferred tax assets when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  In evaluating our ability to realize deferred tax assets, we consider all available positive and negative evidence, including projected future taxable income and the existence of cumulative losses in recent years.  We also record a valuation allowance for deferred tax assets resulting from net operating losses incurred during the year in certain jurisdictions and for other deferred tax assets where, in our opinion, it is more likely than not that the financial statement benefit of these losses will not be realized.  Additionally, we record a valuation allowance for foreign tax credit carryforwards to reflect the possible expiration of these benefits prior to their utilization.

We maintain liabilities for estimated tax exposures in our jurisdictions of operation, and we recognize the provisions and benefits resulting from changes to those liabilities in our income tax expense or benefit along with related interest and penalties.  Tax exposure items include potential challenges to permanent establishment positions, intercompany pricing, disposition transactions, and withholding tax rates and their applicability.  These tax exposures are resolved primarily through the settlement of audits within these tax jurisdictions or by judicial means, but can also be affected by changes in applicable tax law or other factors, which could cause us to revise past estimates.  See Note 10—Income Taxes.

Cash and cash equivalents—We consider cash equivalents to include highly liquid debt instruments with original maturities of three months or less such as time deposits with commercial banks that have high credit ratings, U.S. Treasury and government securities, Eurodollar time deposits, certificates of deposit and commercial paper.  We may also invest excess funds in no‑load, open‑ended, management investment trusts.  Such management trusts invest exclusively in high‑quality money market instruments.

Short‑term investments—We periodically deposit unrestricted excess funds in time deposits and commercial paper with original maturities beyond three months.  Such short‑term investments are with commercial banks with high credit ratings.

Accounts receivable—We earn our revenues by providing our drilling services to international oil companies and government‑owned or government‑controlled oil companies.  We evaluate the credit quality of our customers on an ongoing basis, and we may occasionally require collateral or other security to support customer receivables.  We establish an allowance for doubtful accounts on a case‑by‑case basis, considering changes in the financial position of a customer, when we believe the required payment of specific amounts owed to us is unlikely to occur.  At December 31, 2018 and 2017, the allowance for doubtful accounts was less than $1 million.

Materials and supplies—We record materials and supplies at their average cost less an allowance for obsolescence.  We estimate the allowance for obsolescence based on historical experience and expectations for future use of the materials and supplies.  At December 31, 2018 and 2017, the allowance for obsolescence was $134 million and $141 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Restricted cash accounts and investments—We maintain restricted cash accounts and investments that are either pledged for debt service under certain bond indentures, as required under certain bank credit arrangements, or held in accounts that are subject to restrictions due to legislation, regulation or court order.  We classify such restricted cash accounts and investments in current assets if the restriction is expected to expire or otherwise be resolved within one year or if such funds are considered to offset liabilities that are properly classified as current liabilities.  At December 31, 2018, the aggregate carrying amount of our restricted cash accounts and investments was $552 million, of which $551 million and $1 million was classified in current assets and other assets, respectively.  At December 31, 2017, the aggregate carrying amount of our restricted cash accounts and investments was $489 million, of which $466 million and $23 million was classified in current assets and other assets, respectively. See Note 3—Accounting Standards Updates, Note 8—Debt, Note 13—Commitments and Contingencies and Note 18—Financial Instruments.

Assets held for sale—We classify an asset as held for sale when the facts and circumstances meet the criteria for such classification, including the following: (a) we have committed to a plan to sell the asset, (b) the asset is available for immediate sale, (c) we have initiated actions to complete the sale, including locating a buyer, (d) the sale is expected to be completed within one year, (e) the asset is being actively marketed at a price that is reasonable relative to its fair value, and (f) the plan to sell is unlikely to be subject to significant changes or termination.  At December 31, 2018 and 2017, the aggregate carrying amount of our assets held for sale, recorded in other current assets, was $25 million and $22 million, respectively.  See Note 6—Drilling Fleet.

Property and equipment—The carrying amounts of our property and equipment, consisting primarily of offshore drilling rigs and related equipment, are based on our estimates, assumptions and judgments relative to capitalized costs, useful lives and salvage values of our rigs.  These estimates, assumptions and judgments reflect both historical experience and expectations regarding future industry conditions and operations.  At December 31, 2018, the aggregate carrying amount of our property and equipment represented approximately 80 percent of our total assets.

We capitalize expenditures for newbuilds, renewals, replacements and improvements, including capitalized interest, if applicable, and we recognize the expense for maintenance and repair costs as incurred.  For newbuild construction projects, we also capitalize the initial preparation, mobilization and commissioning costs incurred until the drilling unit is placed into service.  Upon sale or other disposition of an asset, we recognize a net gain or loss on disposal of the asset, which is measured as the difference between the net carrying amount of the asset and the net proceeds received.  We compute depreciation using the straight‑line method after allowing for salvage values.

The estimated original useful lives of our drilling units range from 30 to 35 years, our buildings and improvements range from two to 30 years and our machinery and equipment range from four to 20 years.  We reevaluate the remaining useful lives and salvage values of our rigs when certain events occur that directly impact the useful lives and salvage values of the rigs, including changes in operating condition, functional capability and market and economic factors.  When evaluating the remaining useful lives of rigs, we also consider major capital upgrades required to perform certain contracts and the long‑term impact of those upgrades on future marketability.

Long‑lived asset impairment—We review the carrying amounts of long‑lived assets, principally property and equipment, for potential impairment when events occur or circumstances change that indicate that the carrying amount of such assets may not be recoverable.  For assets classified as held and used, we determine recoverability by evaluating the estimated undiscounted future net cash flows based on projected dayrates and utilization of the asset group under review.  We consider our asset groups to be ultra‑deepwater floaters, harsh environment floaters and midwater floaters.  When an impairment of one or more of our asset groups is indicated, we measure the impairment as the amount by which the asset group’s carrying amount exceeds its estimated fair value.  We measure the fair values of our contract drilling asset groups by applying a variety of valuation methods, incorporating a combination of cost, income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  For an asset classified as held for sale, we consider the asset to be impaired to the extent its carrying amount exceeds its estimated fair value less cost to sell.  See Note 6—Drilling Fleet.

Pension and other postemployment benefit plans—We use a measurement date of January 1 for determining net periodic benefit costs and December 31 for determining plan benefit obligations and the fair values of plan assets.  We determine our net periodic benefit costs based on a market‑related value of assets that reduces year‑to‑year volatility by including investment gains or losses subject to amortization over a five‑year period from the year in which they occur.  We calculate investment gains or losses for this purpose as the difference between the expected return calculated using the market‑related value of assets and the actual return based on the market‑related value of assets.  If gains or losses exceed 10 percent of the greater of plan assets or plan liabilities, we amortize such gains or losses over the average expected future service period of the employee participants.

We measure our actuarially determined obligations and related costs for our defined benefit pension and other postemployment benefit plans, retiree life insurance and medical benefits, by applying assumptions, the most significant of which include long‑term rate of return on plan assets, discount rates and mortality rates.  For the long‑term rate of return, we develop our assumptions regarding the expected rate of return on plan assets based on historical experience and projected long‑term investment returns, and we weight the assumptions based on each plan’s asset allocation.  For the discount rate, we base our assumptions on a yield curve approach using Aa‑rated corporate bonds and the expected timing of future benefit payments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

At December 31, 2018 and 2017, our pension and other postemployment benefit plan obligations represented an aggregate liability of $362 million and $359 million, respectively, and an aggregate asset of $47 million and $17 million, respectively, representing the funded status of the plans.  In the years ended December 31, 2018, 2017 and 2016, aggregate net periodic benefit costs were income of $9 million, costs of $5 million and income of $11 million, respectively.  See Note 3—Accounting Standards Updates and Note 12—Postemployment Benefit Plans.

Contingencies—We perform assessments of our contingencies on an ongoing basis to evaluate the appropriateness of our liabilities and disclosures for such contingencies.  We establish liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated.  We recognize corresponding assets for those loss contingencies that we believe are probable of being recovered through insurance.  Once established, we adjust the carrying amount of a contingent liability upon the occurrence of a recognizable event when facts and circumstances change, altering our previous assumptions with respect to the likelihood or amount of loss.  We recognize expense for legal costs as they are incurred, and we recognize a corresponding asset for such legal costs only if we expect such legal costs to be recovered through insurance.

Reclassifications—We have made certain reclassifications to prior period amounts to conform with the current year’s presentation.  In our consolidated balance sheet as of December 31, 2017, we reclassified certain balances receivable from non‑customers, totaling $45 million, from accounts receivable, net, to other current assets.  Such reclassifications did not have a material effect on our consolidated statement of financial position, results of operations or cash flows.

Note 3—Accounting Standards Updates

Recently adopted accounting standards

Revenue from contracts with customers—Effective January 1, 2018, we adopted the accounting standards update that requires an entity to recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  In our evaluation of the requirements, we determined that reimbursement revenues and contract early cancellation and termination fees were part of our single performance obligation, and we determined that reimbursement revenues should be recorded on a gross basis as the service is performed.  Our adoption, using the modified retrospective approach, for which we were not required to make any changes to the prior year presentation, did not have a material effect on our consolidated statements of financial position, operations or cash flows.

Income taxes—Effective January 1, 2018, we adopted the accounting standards update that requires an entity to recognize the income tax consequences of an intra entity transfer of an asset other than inventory when the transaction occurs as opposed to deferring such recognition into future periods.  Our adoption did not have a material effect on our consolidated statements of financial position, operations or cash flows or on the disclosures contained in our notes to consolidated financial statements.

Statement of cash flows—Effective January 1, 2018, we adopted the accounting standards update that requires amounts generally described as restricted cash or restricted cash equivalents to be included with cash and cash equivalents when reconciling the beginning and end of period total amounts presented on the statement of cash flows.  Aside from presenting the restricted cash and restricted cash equivalents as a component of the beginning and ending cash balances on our consolidated statements of cash flows, we removed the effect of proceeds from and deposits to restricted accounts from our cash flows provided by or used in operating, investing and financing activities, as applicable.  For the years ended December 31, 2018 and 2017, such changes did not have a material effect on our consolidated statements of financial position, operations or cash flows or on the disclosures contained in our notes to consolidated financial statements.

Retirement benefits—Effective January 1, 2018, we adopted the accounting standards update that requires an employer to disaggregate the service cost component from the other components of net benefit cost related to defined benefit retirement plans and other postemployment benefit plans.  The update requires that the service cost component be presented in the same line item as other compensation costs for employees and the other components of net benefit cost in other income and expense on our consolidated statements of operations.  The update also allows only the service cost component of net benefit cost to be eligible for capitalization.  Our adoption did not have a material effect on our consolidated statements of financial position, operations or cash flows or on the disclosures contained in our notes to consolidated financial statements.

Goodwill—Effective January 1, 2018, we early adopted the accounting standards update that simplifies the method for measuring the implied value of goodwill when performing a goodwill impairment test by performing a one‑step test, comparing the fair value of the reporting unit with its carrying amount.  The update eliminates the two‑step requirement to perform procedures to determine the fair value of assets and liabilities on the same basis as required in a business combination.  In the year ended December 31, 2018, we applied this simplified method in our interim goodwill test, and we recognized an aggregate loss of $462 million, which had no tax effect, associated with the full impairment of our goodwill.

Recently issued accounting standards

Leases—Effective January 1, 2019, we will adopt the accounting standards update that (a) requires lessees to recognize a right to use asset and a lease liability for virtually all leases, and (b) updates previous accounting standards for lessors to align certain

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

requirements with the updates to lessee accounting standards and the revenue recognition accounting standards.  In a recent update, targeted improvements were made that provide for (a) an optional new transition method for adoption that results in initial recognition of a cumulative effect adjustment to retained earnings in the year of adoption and (b) a practical expedient for lessors, under certain circumstances, to combine the lease and non‑lease components of revenues for presentation purposes.  We expect to elect the new optional transition method of adoption.  With respect to our drilling contracts, which could contain a lease component, we expect to apply the practical expedient and recognize revenues based on the service component, which we have determined is the predominant component of our contracts.  With respect to the lease arrangements under which we are the lessee as of December 31, 2018, we expect to recognize an aggregate lease liability of between $130 million and $140 million and a right‑of‑use asset of between $100 million and $110 million. We do not expect our adoption to have a material effect on our consolidated statements of financial position, operations or cash flows.

Other comprehensive income—Effective January 1, 2019, we will adopt the accounting standards update that allows for reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act (the “2017 Tax Act”).  We expect to apply the permitted alternative and reclassify such stranded tax effects resulting from the 2017 Tax Act.  We do not expect our adoption to have a material effect on our consolidated statements of financial position, operations or cash flows or on the disclosures contained in our notes to consolidated financial statements.

Financial instruments – credit losses—Effective no later than January 1, 2020, we will adopt the accounting standards update that requires entities to estimate an expected lifetime credit loss on financial assets ranging from short-term trade accounts receivable to long-term financings.  The update, which permits early adoption, is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years.  We continue to evaluate the requirements and do not expect our adoption to have a material effect on our consolidated statements of financial position, operations or cash flows or on the disclosures contained in our notes to consolidated financial statements.

Note 4—Business Combinations

Overview

During the year ended December 31, 2018, we completed the acquisitions of Songa and Ocean Rig.  On January 30, 2018, we acquired an approximate 97.7 percent ownership interest in Songa.  We believe the Songa acquisition strengthens our position as a leader in harsh environment and ultra‑deepwater drilling services by adding high value assets, including four high‑specification harsh environment floaters, supported by significant contract backlog, and strengthens our footprint in harsh environment operating areas.  The goodwill resulting from the business combination was attributed to synergies and intangible assets that did not qualify for separate recognition.  On December 5, 2018, we acquired Ocean Rig in a merger transaction.  We believe the Ocean Rig acquisition further strengthens our position as a leader in the ultra‑deepwater and harsh environment drilling services by adding additional high‑value assets, including nine ultra‑deepwater floaters and two harsh environment floaters, and the contracts relating to the construction of two ultra‑deepwater drillships (see Note 22—Subsequent Events).  In the year ended December 31, 2018 and 2017, in connection with these acquisitions, we incurred acquisition costs of $24 million and $4 million, respectively, recorded in general and administrative costs and expenses.

Pro forma combined operating results—We have included the operating results of Songa and Ocean Rig in our consolidated results of operations, commencing on the acquisition date, January 30, 2018 and December 5, 2018, respectively.  In the year ended December 31, 2018, our consolidated statement of operations includes revenues of $497 million and net income of $87 million associated with the operations of Songa and revenues of $15 million and net loss of $8 million associated with the operations of Ocean Rig.    Pro forma combined operating results, assuming the acquisitions were completed as of January 1, 2017, were as follows (in millions, except per share data):

	Years ended
	December 31,
	2018	2017
Contract drilling revenues	$3,373	$4,386
Net loss	(2,124)	(3,174)
Per share loss - basic and diluted	(3.47)	(5.29)

Ocean Rig UDW Inc.

Consideration—To complete the acquisition, we issued 147.7 million shares with a per share market value of $9.32, based on the market value of our shares on the acquisition date, and made an aggregate cash payment of $1.2 billion.  The aggregate fair value of the consideration transferred in the business combination was as follows (in millions):

Total
Consideration transferred
Aggregate fair value of shares issued as partial consideration for Ocean Rig shares	$1,377
Aggregate cash paid as partial consideration for Ocean Rig shares	1,168
Total consideration transferred in business combination	$2,545

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Assets and liabilities—We estimated the fair value of assets acquired and liabilities assumed, measured as of December 5, 2018, as follows (in millions):

Total
Assets acquired
Cash and cash equivalents	$152
Accounts receivable	72
Property and equipment	2,206
Drilling contract intangible assets	275
Other assets	114

Liabilities assumed
Accounts payable and other current liabilities	71
Construction contract intangible liabilities	132
Other long-term liabilities	61
Net assets acquired	$2,555

As a result of the acquisition, we recognized a gain of $10 million, recorded in other, net, associated with the bargain purchase, primarily due to the decline in the market value of our shares between the announcement date and the closing date.  We estimated the fair value of the rigs and related equipment by applying a combination of income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous markets for the assets in an orderly transaction between participants as of the acquisition date.  We estimated the fair value of the drilling contracts by comparing the contractual dayrates over the remaining firm contract term and option periods relative to the projected market dayrates as of the acquisition date.  We estimated the fair value of the construction contracts by comparing the contractual future payments and terms relative to the market payments and terms as of the acquisition date.  Our estimates of fair value for the drilling units and contract intangibles required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the assets, such as future commodity prices, projected demand for our services, rig availability, rig utilization, dayrates, remaining useful lives of the rigs and discount rates.

We have not completed our estimates of the fair values of assets acquired and liabilities assumed.  We continue to review the estimated fair values of property and equipment, intangible assets, and other assets and liabilities, and to evaluate the assumed tax positions and contingencies.  Our estimates of the fair value for such assets and liabilities require significant assumptions and judgment.  Until we complete our evaluation, we may be required to adjust our original estimates, and such adjustments could be material.

Songa Offshore SE

Consideration—To complete the acquisition, we issued 66.9 million shares with a per share market value of $10.99, based on the market value of our shares on the acquisition date.  We also issued $854 million aggregate principal amount of Exchangeable Bonds, including $562 million aggregate principal amount as partial consideration to Songa shareholders and $292 million aggregate principal amount as settlement for certain Songa indebtedness.  The aggregate fair value of the consideration transferred in the business combination was as follows (in millions):

Total
Consideration transferred
Aggregate fair value of shares issued as partial consideration for Songa shares	$735
Aggregate fair value of Exchangeable Bonds issued as partial consideration for Songa shares	675
Consideration transferred to Songa shareholders	1,410

Aggregate fair value of Exchangeable Bonds issued for settlement of certain Songa indebtedness	351
Total consideration transferred in business combination	$1,761

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Assets and liabilities—We estimated the fair value of assets acquired, liabilities assumed and noncontrolling interest, measured as of January 30, 2018, as follows (in millions):

Total
Assets acquired
Cash and cash equivalents	$113
Accounts receivable	115
Other current assets	80
Property and equipment	2,414
Goodwill	462
Contract intangible assets	632

Liabilities assumed
Accounts payable and other current liabilities	178
Debt	1,768
Other long-term liabilities	76
Net assets acquired	1,794

Noncontrolling interest in business combination	33
Controlling interest acquired in business combination	$1,761

In the year ended December 31, 2018, we completed our estimates of the fair values of the assets and liabilities.  We estimated the fair value of the rigs and related equipment by applying a combination of income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous markets for the assets in an orderly transaction between participants as of the acquisition date.  We estimated the fair value of the drilling contracts by comparing the contractual dayrates over the remaining firm contract term and option periods relative to the projected market dayrates as of the acquisition date.  Our estimates of fair value for these assets required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the assets, such as future commodity prices, projected demand for our services, rig availability, dayrates and discount rates.  We estimated the fair value of the debt using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.

Noncontrolling interest—On March 28, 2018, we acquired the remaining Songa shares not owned by us through a compulsory acquisition under Cyprus law, and as a result, Songa became our wholly owned subsidiary.  As consideration for the remaining Songa shares, we issued 1.1 million shares and $9 million aggregate principal amount of Exchangeable Bonds and we made an aggregate cash payment of $8 million to Songa shareholders who elected to receive a cash payment or failed to make an election, for an aggregate fair value of $30 million.

Note 5—Revenues

Overview—The services we perform represent a single performance obligation under our drilling contracts with customers that is satisfied over time.  We earn revenues primarily by performing the following activities: (i) providing our drilling rig, work crews, related equipment and services necessary to operate the rig (ii) delivering the drilling rig by mobilizing to and demobilizing from the drill location, and (iii) performing certain pre‑operating activities, including rig preparation activities or equipment modifications required for the contract.

The duration of our performance obligation varies by contract.  At December 31, 2018, the expected remaining duration of our drilling contracts extends through February 2028, excluding unexercised options.  In the year ended December 31, 2018, we recognized revenues of $174 million, respectively, for performance obligations satisfied in previous periods, primarily related to our customer’s termination of the contract for Discoverer Clear Leader, effective November 2017, and certain revenues recognized on a cash basis.

In the years ended December 31, 2018, 2017 and 2016, we recognized costs of $45 million, $45 million and $86 million, respectively, associated with pre‑operating costs for contracts with customers.  At December 31, 2018 and 2017, the unrecognized pre‑operating costs to obtain contracts was $2 million and $18 million, respectively, recorded in other assets.

Disaggregation—In the years ended December 31, 2018, 2017 and 2016, we recognized revenues as follows (in millions):

	Year ended December 31, 2018
	U.S.	Norway	U.K.	Brazil	Other	Total

Ultra-deepwater floaters	$1,496	$—	$—	$26	$266	$1,788
Harsh environment floaters	—	651	124	—	199	974
Deepwater floaters	—	—	—	84	40	124
Midwater floaters	—	—	38	—	36	74
High-specification jackups	—	—	—	—	58	58
Total revenues	$1,496	$651	$162	$110	$599	$3,018

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

	Year ended December 31, 2017
	U.S.	Norway	U.K.	Brazil	Other	Total

Ultra-deepwater floaters	$1,519	$—	$—	$235	$294	$2,048
Harsh environment floaters	8	83	225	—	140	456
Deepwater floaters	—	—	—	100	44	144
Midwater floaters	—	—	30	—	123	153
High-specification jackups	—	—	33	—	139	172
Total revenues	$1,527	$83	$288	$335	$740	$2,973

	Year ended December 31, 2016
	U.S.	Norway	U.K.	Brazil	Other	Total

Ultra-deepwater floaters	$1,919	$—	$—	$317	$491	$2,727
Harsh environment floaters	58	107	265	—	72	502
Deepwater floaters	—	—	—	99	121	220
Midwater floaters	—	107	199	37	56	399
High-specification jackups	—	—	87	—	226	313
Total revenues	$1,977	$214	$551	$453	$966	$4,161

Contract liabilities—We recognize contract liabilities, recorded in other current liabilities and other long-term liabilities, for mobilization, contract preparation, capital upgrades and deferred revenues for declining dayrate contracts using the straight‑line method over the remaining contract term.  Contract liabilities for our contracts with customers were as follows (in millions):

	December 31,	January 1,
	2018	2018
Deferred contract revenues, recorded in other current liabilities	$87	$203
Deferred contract revenues, recorded in other long-term liabilities	399	422
Total contract liabilities	$486	$625

Significant changes in contract liabilities were as follows (in millions):

Year ended
December 31,
2018
Total contract liabilities, beginning of period	$625
Decrease due to recognition of revenues for goods and services	(239)
Increase due to goods and services transferred over time	100
Total contract liabilities, end of period	$486

Note 6—Drilling Fleet

Construction work in progress—For each of the three years in the period ended December 31, 2018, the changes in our construction work in progress, including capital expenditures and other capital additions, were as follows (in millions):

	Years ended December 31,

	2018	2017	2016
Construction work in progress, beginning of period	$1,392	$2,171	$3,735

Capital expenditures
Newbuild construction program	75	397	1,206
Other equipment and construction projects	109	100	138
Total capital expenditures	184	497	1,344
Changes in accrued capital additions	4	(23)	(86)
Construction work in progress acquired in business combination	28	—	—
Construction work in progress sold	—	(289)	—

Property and equipment placed into service
Newbuild construction program	(903)	(896)	(2,557)
Other property and equipment	(73)	(68)	(265)
Construction work in progress, end of period	$632	$1,392	$2,171

Impairments of assets held and used—During the years ended December 31, 2017 and 2016, we identified indicators that the asset groups in our contract drilling services reporting unit may not be recoverable.  In the year ended December 31, 2017, such indicators

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

included a significant decline in commodity prices and the market value of our stock, a reduction of projected dayrates and a further extension of low utilization rates, and in the year ended December 31, 2016, such indicators included a reduction of projected dayrates and an extension to low utilization rates.  In the year ended December 31, 2017, as a result of our testing, we recognized a loss of $94 million ($93 million, or $0.25 per diluted share, net of tax) associated with the impairment of the midwater floater asset group.  In the year ended December 31, 2016, as a result of our testing, we recognized a loss of $52 million ($0.14 per diluted share), which had no tax effect, associated with the impairment of the deepwater floater asset group.

We measured the fair value of the asset groups by applying a combination of income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous markets for the assets in an orderly transaction between participants as of the measurement date.  Our estimate of fair value required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of our contract drilling services reporting unit, such as future commodity prices, projected demand for our services, rig availability and dayrates.  If we experience increasingly unfavorable changes to actual or anticipated dayrates or other impairment indicators, or if we are unable to secure new or extended contracts for our active units or the reactivation of any of our stacked units, we may be required to recognize additional losses in future periods as a result of impairments of the carrying amount of one or more of our asset groups.

Impairments of assets held for sale—In the year ended December 31, 2018, we recognized an aggregate loss of $999 million ($2.13 per diluted share), which had no tax effect, associated with the impairment of the ultra‑deepwater floaters Deepwater Discovery,  Deepwater Frontier,  Deepwater Millennium and GSF C.R. Luigs,  the deepwater floaters Jack Bates and Transocean 706 and the midwater floaters Songa Delta and Songa Trym, along with related assets, which we determined were impaired at the time that we classified the assets as assets held for sale.

In the year ended December 31, 2017, we recognized an aggregate loss of $1.4 billion ($3.59 per diluted share), which had no tax effect, associated with the impairment of the ultra‑deepwater floaters Cajun Express, Deepwater Pathfinder, GSF Jack Ryan, Sedco Energy and Sedco Express, the deepwater floater Transocean Marianas and the midwater floaters Transocean Prospect and Transocean Searcher, along with related assets, which we determined were impaired at the time that we classified the assets as assets held for sale.

In the year ended December 31, 2016, we recognized an aggregate loss of $41 million ($39 million, or $0.10 per diluted share, net of tax) associated with the impairment of the deepwater floaters M.G. Hulme, Jr. and Sedco 702 and the midwater floaters GSF Rig 140,  Sedco 704,  Transocean Driller, Transocean John Shaw and Transocean Winner, along with related assets, which we determined were impaired at the time that we classified the assets as assets held for sale.

We measured the impairment of the drilling units and related assets as the amount by which the carrying amount exceeded the estimated fair value less costs to sell.  We estimated the fair value of the assets using significant other observable inputs, representative of Level 2 fair value measurements, including indicative market values for the drilling units and related assets to be sold for scrap value or binding contracts to sell such assets for alternative purposes.    If we commit to plans to sell additional rigs for values below the respective carrying amounts, we will be required to recognize additional losses in future periods associated with the impairment of such assets.

Dispositions—During the year ended December 31, 2018, in connection with our efforts to dispose of non‑strategic assets, we completed the sale of the ultra‑deepwater floaters Cajun Express,  Deepwater Discovery,  Deepwater Pathfinder,  GSF C.R. Luigs, Sedco Energy and Sedco Express, the deepwater floater Transocean Marianas and the midwater floater Songa Trym, along with related assets.  In the year ended December 31, 2018, we received aggregate net cash proceeds of $36 million and recognized an aggregate net gain of $7 million ($0.01 per diluted share), which had no tax effect, associated with the disposal of these assets.  In the year ended December 31, 2018, we received aggregate net cash proceeds of $7 million and recognized an aggregate net loss of $7 million associated with the disposal of assets unrelated to rig sales.

On May 31, 2017, in connection with our efforts to dispose of non‑strategic assets, we completed the sale of 10 high‑specification jackups, including GSF Constellation I, GSF Constellation II, GSF Galaxy I, GSF Galaxy II, GSF Galaxy III, GSF Monarch, Transocean Andaman, Transocean Ao Thai, Transocean Honor and Transocean Siam Driller, along with related assets, and novated the contracts relating to the construction of five high‑specification jackups, together with related assets.  In the year ended December 31, 2017, we received aggregate net cash proceeds of $319 million and recognized an aggregate net loss of $1.6 billion ($4.08 per diluted share), which had no tax effect, associated with the disposal of these assets.  Following the completion of the sale, we continued to operate three of these high‑specification jackups through completion of the drilling contracts, the last of which was completed in October 2018.  In the years ended December 31, 2018, 2017 and 2016, excluding our loss on the disposal of these assets, our operating results included income of $44 million, $65 million and $74 million, respectively, before taxes, associated with the high‑specification jackup asset group.

During the year ended December 31, 2017, we also completed the sale of the ultra‑deepwater floater GSF Jack Ryan and the midwater floaters GSF Rig 140,  Transocean Prospect and Transocean Searcher, along with related assets.  In the year ended December 31, 2017, we received aggregate net cash proceeds of $22 million and recognized an aggregate net gain of $9 million ($0.01 per diluted share), which had no tax effect, associated with the disposal of these assets.  In the year ended December 31, 2017, we

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

received aggregate net cash proceeds of $9 million and recognized an aggregate net loss of $15 million associated with the disposal of assets unrelated to rig sales.

During the year ended December 31, 2016, in connection with our efforts to dispose of non‑strategic assets, we completed the sale of the deepwater floaters Deepwater Navigator, M.G. Hulme, Jr. and Sedco 702 and the midwater floaters Falcon 100, GSF Grand Banks, GSF Rig 135, Sedco 704, Sedneth 701,  Transocean Driller,  Transocean John Shaw and Transocean Winner, along with related assets.  In the year ended December 31, 2016, we received aggregate net cash proceeds of $22 million and recognized an aggregate net gain of $13 million ($0.04 per diluted share, net of tax) associated with the disposal of these assets.  In the year ended December 31, 2016, we received cash proceeds of $8 million and recognized an aggregate net loss of $9 million associated with the disposal of assets unrelated to rig sales.

Assets held for sale—At December 31, 2018, the aggregate carrying amount of our assets held for sale, including the ultra‑deepwater floaters Deepwater Frontier and Deepwater Millennium,  the deepwater floaters Jack Bates and Transocean 706 and the midwater floater Songa Delta, along with related assets, was $25 million, recorded in other current assets.  At December 31, 2017, the aggregate carrying amount of our assets held for sale was $22 million, including the ultra‑deepwater floaters Cajun Express, Deepwater Pathfinder, Sedco Energy and Sedco Express and the deepwater floater Transocean Marianas, along with related assets, recorded in other current assets.

Note 7—Goodwill and Other Intangibles

Goodwill—During the three months ended June 30, 2018, we classified as held for sale and impaired three ultra‑deepwater floaters (see Note 6—Drilling Fleet).  We identified the impairment of these assets included in our single contract drilling services reporting unit as a trigger to test the recoverability of goodwill.  As a result, we performed an interim goodwill impairment test as of June 30, 2018, and we determined that the goodwill associated with our contract drilling services reporting unit was fully impaired.  In the year ended December 31, 2018, we recognized a loss of $462 million ($0.99 per diluted share), which had no tax effect, associated with the impairment of the full balance of our goodwill.  We estimated the fair value of the contract drilling services reporting unit using the income approach.  Our estimate of fair value required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the reporting unit, such as future commodity prices, projected demand for our services, rig availability and dayrates.

Finite-lived intangible assets and liabilities—At December 31, 2018, the gross carrying amount and accumulated amortization of our drilling contract intangible assets were as follows (in millions):

	Year ended December 31, 2018
	Gross		Net
	carrying	Accumulated	carrying
	amount	amortization	amount
Drilling contract intangible assets
Balance, beginning of period	$—	$—	$—
Acquisition	907	—	907
Amortization	—	(112)	(112)
Balance, end of period	$907	$(112)	$795

In the year ended December 31, 2018, we recognized drilling contract intangible amortization of $112 million recorded as a reduction of contract drilling revenues.  We expect to amortize the carrying amounts over the remaining contract periods, through March 2024.  As of December 31, 2018, the estimated future amortization of contract intangible assets was as follows (in millions):

Total
Years ending December 31,
2019	$179
2020	179
2021	179
2022	178
2023	76
Thereafter	4
Total carrying amount of contract intangible assets	$795

At December 31, 2018, the gross carrying amount of our construction contract liabilities was $132 million.  We expect to recognize the construction contract intangible liabilities as reductions to the capitalized cost of the two rigs at the time we take delivery of the assets.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 8—Debt

Overview

Outstanding debt—The aggregate principal amounts and aggregate carrying amounts, net of debt‑related balances, including unamortized discounts, premiums, issue costs and fair value adjustments of our debt, were as follows (in millions):

	Principal amount		Carrying amount
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Eksportfinans Loan due January 2018	$—	$26	$—	$26
6.50% Senior Notes due November 2020 (a)	286	286	288	288
6.375% Senior Notes due December 2021 (a)	328	328	327	327
5.52% Senior Secured Notes due May 2022 (b)	282	362	280	356
3.80% Senior Notes due October 2022 (a)	411	506	408	502
0.50% Exchangeable Bonds due January 2023 (a)	863	—	862	—
9.00% Senior Notes due July 2023 (c)	1,250	1,250	1,221	1,216
5.875% Senior Secured Notes due January 2024 (d)	750	—	735	—
7.75% Senior Secured Notes due October 2024 (d)	480	540	469	526
6.25% Senior Secured Notes due December 2024 (d)	500	562	489	549
6.125% Senior Secured Notes due August 2025 (d)	600	—	588	—
7.25% Senior Notes due November 2025 (c)	750	—	736	—
7.50% Senior Notes due January 2026 (c)	750	750	742	742
7.45% Notes due April 2027 (a)	88	88	86	86
8.00% Debentures due April 2027 (a)	57	57	57	57
7.00% Notes due June 2028	300	300	306	307
Capital lease contract due August 2029	511	541	511	541
7.50% Notes due April 2031 (a)	588	588	585	585
6.80% Senior Notes due March 2038 (a)	1,000	1,000	991	991
7.35% Senior Notes due December 2041 (a)	300	300	297	297
Total debt	10,094	7,484	9,978	7,396
Less debt due within one year
Eksportfinans Loan due January 2018	—	26	—	26
5.52% Senior Secured Notes due May 2022 (b)	83	79	81	77
5.875% Senior Secured Notes due January 2024 (d)	83	—	79	—
7.75% Senior Secured Notes due October 2024 (d)	60	60	58	57
6.25% Senior Secured Notes due December 2024 (d)	62	62	60	60
6.125% Senior Secured Notes due August 2025 (d)	66	—	63	—
Capital lease contract due August 2029	32	30	32	30
Total debt due within one year	386	257	373	250
Total long-term debt	$9,708	$7,227	$9,605	$7,146

(a)

Transocean Inc., a 100 percent owned direct subsidiary of Transocean Ltd., is the issuer of the notes and debentures.  Transocean Ltd. has provided a full and unconditional guarantee of the notes and debentures.  Transocean Ltd. has no independent assets or operations, and its other subsidiaries not owned indirectly through Transocean Inc. were minor.  Transocean Inc. has no independent assets and operations, other than those related to its investments in non‑guarantor operating companies and balances primarily pertaining to its cash and cash equivalents and debt.  Except as discussed under “Indentures,” Transocean Ltd. and Transocean Inc. are not subject to any significant restrictions on their ability to obtain funds from their consolidated subsidiaries by dividends, loans or capital distributions.

(b)

The subsidiary issuer of the unregistered senior secured notes is a wholly owned indirect subsidiary of Transocean Inc.  The senior secured notes are fully and unconditionally guaranteed by the owner of the collateral rig.  See “—Debt issuances—Senior secured notes.”

(c)

Transocean Inc. is the issuer of the unregistered notes.  The priority guaranteed senior unsecured notes, which rank equal in right of payment of all of our existing and future unsecured unsubordinated obligations and rank structurally senior to the extent of the value of the assets of the subsidiaries guaranteeing the notes, are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd. and certain wholly owned subsidiaries of Transocean Inc.  See “—Debt issuances—Priority guaranteed senior unsecured notes.”

(d)

Each subsidiary issuer of the respective unregistered senior secured notes is a wholly owned indirect subsidiary of Transocean Inc.  The senior secured notes are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd., Transocean Inc. and, in each case, the owner of the respective collateral rig.  See “—Debt issuances—Senior secured notes.”

See Note 22—Subsequent Events.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Scheduled maturities—At December 31, 2018, the scheduled maturities of our debt were as follows (in millions):

Total
Years ending December 31,
2019	$386
2020	680
2021	730
2022	740
2023	2,427
Thereafter	5,131
Total principal amount of debt	10,094
Total debt-related balances, net	(116)
Total carrying amount of debt	$9,978

Indentures—The indentures that govern our debt generally contain covenants that, among other things, limit our ability to incur certain liens on our drilling units without equally and ratably securing the notes, to engage in certain sale and lease back transactions covering any of our drilling units, to allow our subsidiaries to incur certain additional debt, or to engage in certain merger, consolidation or reorganization transactions or to enter into a scheme of arrangement qualifying as an amalgamation.

Additionally, the indentures that govern the 5.875% senior secured notes due January 2024 (the “5.875% Senior Secured Notes”), the 6.125% senior secured notes due August 2025 (the “6.125% Senior Secured Notes”), the 5.52% senior secured notes due May 2022 (the “5.52% Senior Secured Notes”), the 7.75% senior secured notes due October 2024 (the “7.75% Senior Secured Notes”) and the 6.25% senior secured notes due December 2024 (the “6.25% Senior Secured Notes”) contain covenants that limit the ability of our subsidiaries that own or operate the collateral rigs to declare or pay dividends to their affiliates.  The 5.875% Senior Secured Notes, the 6.125% Senior Secured Notes, the 7.75% Senior Secured Notes and the 6.25% Senior Secured Notes also impose a maximum collateral rig leverage ratio (“Maximum Collateral Ratio”), represented by the debt balance relative to each rig’s earnings, that changes over the terms of the notes.  At December 31, 2018, the Maximum Collateral Ratio under the respective indenture was as follows: (i) 6.00 to 1.00 for the 5.875% Senior Secured Notes, (ii) 5.75 to 1.00 for the 6.125% Senior Secured Notes and (iii) 4.75 to 1.00 for the 7.75% Senior Secured Notes and the 6.25% Senior Secured Notes.

Interest rate adjustments—The interest rates for certain of our notes are subject to adjustment from time to time upon a change to the credit rating of our non‑credit enhanced senior unsecured long‑term debt (“Debt Rating”).  At December 31, 2018, the interest rate in effect for the 6.375% senior notes due December 2021 (the”6.375% Senior Notes”), the 3.80% senior notes due October 2022 (the”3.80% Senior Notes”) and the 7.35% senior notes due December 2041 was 8.375 percent, 5.80 percent and 9.35 percent, respectively.

Secured Credit Facility—In June 2018, we entered into a bank credit agreement, which established a $1.0 billion secured revolving credit facility (the “Secured Credit Facility”), which is scheduled to expire on the earlier of (i) June 22, 2023 and (ii) if greater than $300 million aggregate principal amount of our 9.00% senior notes due July 2023 (the”9.00% Senior Notes”) remain outstanding in April 2023, such date.  The Secured Credit Facility is guaranteed by Transocean Ltd. and certain wholly owned subsidiaries.  The Secured Credit Facility is secured by, among other things, a lien on the ultra‑deepwater floaters Deepwater Asgard, Deepwater Invictus and Discoverer Inspiration and the harsh environment floaters Transocean Barents and Transocean Spitsbergen, the aggregate carrying amount of which was $3.4 billion at December 31, 2018.  The Secured Credit Facility contains covenants that, among other things, include maintenance of certain guarantee and collateral coverage ratios, a maximum debt to capitalization ratio of 0.60 to 1.00 and minimum liquidity of $500 million.  The Secured Credit Facility also restricts the ability of Transocean Ltd. and certain of our subsidiaries to, among other things, merge, consolidate or otherwise make changes to the corporate structure, incur liens, incur additional indebtedness, enter into transactions with affiliates and pay dividends and other distributions.

We may borrow under the Secured Credit Facility at either (1) the reserve adjusted London interbank offered rate plus a margin (the “Secured Credit Facility Margin”), which ranges from 2.625 percent to 3.375 percent based on the credit rating of the Secured Credit Facility, or (2) the base rate specified in the credit agreement plus the Secured Credit Facility Margin, minus one percent per annum.  Throughout the term of the Secured Credit Facility, we pay a facility fee on the amount of the underlying commitment which ranges from 0.375 percent to 1.00 percent based on the credit rating of the Secured Credit Facility.  At December 31, 2018, based on the credit rating of the Secured Credit Facility on that date, the Secured Credit Facility Margin was 2.75 percent and the facility fee was 0.50 percent.  At December 31, 2018, we had no borrowings outstanding, $25 million of letters of credit issued, and we had $1.0 billion of available borrowing capacity under the Secured Credit Facility.  See Note 13—Commitments and Contingencies—Global Marine litigation.

Debt issuances

Priority guaranteed senior unsecured notes—On October 25, 2018, we issued $750 million aggregate principal amount of 7.25% senior unsecured notes due November 2025 (the “7.25% Senior Notes”), and we received aggregate cash proceeds of $735 million, net of issue costs.  We may redeem all or a portion of the 7.25% Senior Notes at any time prior to November 1, 2021 at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision, and on or after November 1, 2021, at specified redemption prices.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

On October 17, 2017, we completed an offering of an aggregate principal amount of $750 million of 7.50% senior unsecured notes due January 15, 2026 (the “7.50% Senior Notes”), and we received aggregate cash proceeds of $742 million, net of issue costs.  We may redeem all or a portion of the 7.50% Senior Notes at any time prior to January 15, 2021 at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision, and on or after January 15, 2021, at specified redemption prices.

On July 21, 2016, we completed an offering of an aggregate principal amount of $1.3 billion of the 9.00% Senior Notes and we received aggregate cash proceeds of $1.2 billion, net of initial discount and costs payable by us.  We may redeem all or a portion of the 9.00% Senior Notes at any time prior to July 15, 2020 at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision, and on or after July 15, 2020, at specified redemption prices.

Senior secured notes—In July 2018, we issued $750 million aggregate principal amount of 5.875% Senior Secured Notes and $600 million aggregate principal amount of 6.125% Senior Secured Notes, and we received aggregate cash proceeds of $733 million and $586 million, respectively, net of discount and issue costs.  The 5.875% Senior Secured Notes are secured by the assets and earnings associated with the harsh environment floaters Transocean Enabler and Transocean Encourage and the equity of the wholly owned subsidiaries that own or operate the collateral rigs.  The 6.125% Senior Secured Notes are secured by the assets and earnings associated with the ultra‑deepwater floater Deepwater Pontus and the equity of the wholly owned subsidiaries that own or operate the collateral rig.  In connection with the issuance of such notes, we were required to deposit $63 million, with respect to the 5.875% Senior Secured Notes, and $51 million with respect to the 6.125% Senior Secured Notes, in restricted cash accounts to satisfy debt service and reserve requirements.  We are required to pay semiannual installments of principal and interest on the 5.875% Senior Secured Notes, beginning January 15, 2019, and on the 6.125% Senior Secured Notes, beginning February 1, 2019.  We may redeem all or a portion of these notes at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision.

On May 5, 2017, we issued $410 million aggregate principal amount of 5.52% Senior Secured Notes, and we received aggregate cash proceeds of $403 million, net of issue costs.  The 5.52% Senior Secured Notes are secured by the assets and earnings associated with the ultra‑deepwater floater Deepwater Conqueror, the equity of the wholly owned subsidiaries that own and operate the collateral rig, and certain related assets.  We are required to pay quarterly installments of principal and interest on the 5.52% Senior Secured Notes.  We may redeem all or a portion of the 5.52% Senior Secured Notes at any time on or prior to December 31, 2021 at a price equal to 100 percent of the aggregate principal amount plus, subject to certain exceptions, a make‑whole amount.

On October 19, 2016, we issued $600 million aggregate principal amount of 7.75% Senior Secured Notes, and we received aggregate cash proceeds of $583 million, net of initial discount and issue costs.  On December 8, 2016, we completed an offering of an aggregate principal amount of $625 million of 6.25% Senior Secured Notes, and we received aggregate cash proceeds of $609 million, net of initial discount and issue costs.  The 7.75% Senior Secured Notes and the 6.25% Senior Secured Notes are secured by the assets and earnings associated with the ultra‑deepwater floater Deepwater Thalassa and the Deepwater Proteus, respectively, and the equity of the wholly owned subsidiary that owns the collateral rig.  We are required to pay semiannual installments of principal and interest on the 7.75% Senior Secured Notes and the 6.25% Senior Secured Notes.  We may redeem all or a portion of the 7.75% Senior Secured Notes and the 6.25% Senior Secured Notes at any time on or prior to October 15, 2020 and December 1, 2020, respectively, at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision.

At December 31, 2018 and 2017, we had $347 million and $211 million, respectively, deposited in restricted cash accounts to satisfy debt service and working capital requirements for the senior secured notes.  At December 31, 2018, the aggregate carrying amount of Deepwater Conqueror, Deepwater Pontus,  Deepwater Proteus,  Deepwater Thalassa,  Transocean Enabler and Transocean Encourage  was $4.4 billion.  At December 31, 2017, the aggregate carrying amount of Deepwater Conqueror, Deepwater Thalassa and Deepwater Proteus was $2.4 billion.  We will be required to redeem the notes at a price equal to 100 percent of the aggregate principal amount without a make‑whole provision, upon the occurrence of certain events related to the collateral rigs and the related drilling contracts.

Exchangeable bonds—In connection with the Songa acquisition transactions, we issued $863 million aggregate principal amount of Exchangeable Bonds, as partial consideration for the Songa shares and as consideration for refinancing certain Songa indebtedness.  The Exchangeable Bonds may be converted at any time prior to the maturity date at an exchange rate of 97.29756 shares per $1,000 note, equivalent to a conversion price of $10.28 per share, subject to adjustment upon the occurrence of certain events.  Holders of Exchangeable Bonds may require us to repurchase all or a portion of such holder’s Exchangeable Bonds upon the occurrence of certain events.  The aggregate fair value of the Exchangeable Bonds, measured as of the issuance date, was $1.0 billion, which represented a substantial premium of $172 million above par, and we recorded such premium to additional paid‑in capital.  We estimated the fair value using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.

Debt assumptions and repayments

Senior Secured Term Loans and Junior Secured Bonds—In connection with the Songa acquisition, we assumed the rights and obligations under credit agreements establishing two senior secured term loan facilities (the “Senior Secured Term Loans”) and a subscription agreement establishing a junior secured bond facility (the “Junior Secured Bonds”).  The credit agreements and subscription agreement contained change of control clauses, for which we received waivers from the lenders that were scheduled to expire on

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

August 31, 2018.  On February 12, 2018, we served notice of our intent to call the Junior Secured Bonds.  Prior to the expiration of the waivers, we made an aggregate cash payment of $1.4 billion and $171 million to repay the borrowings under the Senior Secured Term Loans and the Junior Secured Bonds, respectively, and terminated the underlying agreements.  We recognized an aggregate net loss of $1 million associated with the repaid borrowings.

Other debt—In connection with the Songa acquisition, we assumed the indebtedness related to two bond loans (together, the “Bond Loans”), previously publicly traded on the Oslo stock exchange.  On the acquisition date, the Bond Loans had an aggregate principal amount of NOK 337 million, equivalent to $44 million.  On March 14, 2018, we made a cash payment of NOK 345 million, equivalent to $44 million, to repay the Bond Loans.    We also assumed the rights and obligations under a credit agreement for a secured borrowing facility.  On February 2, 2018, we made a cash payment of $23 million to repay the borrowings outstanding under the secured borrowing facility and terminated the underlying credit agreement.

Debt retirements

Repurchases and repayments—During the years ended December 31, 2018, 2017 and 2016, we repurchased in the open market debt securities with aggregate principal amounts as follows (in millions):

	Years ended December 31,
	2018	2017	2016
5.05% Senior Notes due December 2016	$—	$—	$36
2.50% Senior Notes due October 2017	—	62	85
6.00% Senior Notes due March 2018	—	354	35
7.375% Senior Notes due April 2018	—	83	26
6.50% Senior Notes due November 2020	—	15	44
6.375% Senior Notes due December 2021	—	10	122
3.80% Senior Notes due October 2022	95	33	38
7.45% Notes due April 2027	—	—	8
7.50% Notes due April 2031	—	—	5
Aggregate principal amount retired	$95	$557	$399

Aggregate cash payment	$95	$564	$354
Aggregate net gain (loss)	$—	$(7)	$44

Tender offers—In July 11, 2017, we completed cash tender offers to purchase up to $1.5 billion aggregate principal amount of certain notes (the “2017 Tendered Notes”).  On August 1, 2016, we completed cash tender offers to purchase up to $1.0 billion aggregate principal amount of certain notes (the “2016 Tendered Notes”).  During the years ended December 31, 2017 and 2016, we received valid tenders from holders of aggregate principal amounts of the 2017 Tendered Notes and 2016 Tendered Notes as follows (in millions):

	Years ended
	December 31,
	2017	2016
2.50% Senior Notes due October 2017	$271	$—
6.00% Senior Notes due March 2018	400	—
7.375% Senior Notes due April 2018	128	—
6.50% Senior Notes due November 2020	207	348
6.375% Senior Notes due December 2021	213	476
3.80% Senior Notes due October 2022	—	157
Aggregate principal amount retired	$1,219	$981

Aggregate cash payment	$1,269	$876
Aggregate net gain (loss)	$(48)	$104

See Note 22—Subsequent Events.

Scheduled maturities and installments—On the scheduled maturity date of October 16, 2017, we made a cash payment of $152 million to repay the outstanding 2.50% senior notes due October 2017, at a price equal to 100 percent of the aggregate principal amount.  On the scheduled maturity date of December 15, 2016, we made a cash payment of $938 million to repay the outstanding 5.05% senior notes due December 2016, at a price equal to 100 percent of the aggregate principal amount.  In the years ended December 31, 2018, 2017 and 2016, we also made cash payments of $257 million, $299 million and $127 million to repay other indebtedness in scheduled installments.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 9—Derivative Instruments

Forward exchange contracts—At December 31, 2018, we held undesignated forward exchange contracts, extending through June 2019, with an aggregate notional payment amount of $76 million and an aggregate notional receive amount of NOK 600 million, representing a weighted average exchange rate of NOK 7.94 to $1.  In the year ended December 31, 2018, we recognized a loss of $9 million, recorded in other, net, associated with the forward exchange contracts.  At December 31, 2018, the undesignated forward exchange contracts represented a liability with a carrying amount of $6 million, recorded in other current liabilities.

In connection with the Songa acquisition, we acquired certain undesignated forward exchange contracts for the purchase of Norwegian kroner that extended through May 2018.  On the acquisition date, the forward exchange contracts represented an asset of $4 million.  During the year ended December 31, 2018, we settled the remaining forward exchange contracts upon expiration.  In the year ended December 31, 2018, we recognized a loss of $1 million, recorded in other, net, associated with the forward exchange contracts.

Interest rate swaps—In connection with the Songa acquisition, we acquired interest rate swaps, which we repaid in the year ended December 31, 2018.  On the acquisition date, the aggregate fair value of the interest rate swaps represented an asset of $14 million.  In July and August 2018, we received aggregate cash proceeds of $18 million in connection with the settlement and termination of the interest rate swaps.  In the year ended December 31, 2018, we recognized a gain of $4 million, recorded in other, net, associated the interest rate swaps.

Currency swaps—In connection with the Songa acquisition, we acquired currency swaps, which were previously designated as a cash flow hedge, to reduce the variability of cash interest payments and the final cash principal payment associated with the Bond Loans resulting from the changes in the U.S. dollar to Norwegian krone exchange rate.  On the acquisition date, the aggregate fair value of the currency swaps represented a liability of $81 million.  In February 2018, we made an aggregate cash payment of $92 million in connection with the settlement and termination of the currency swaps.  In the year ended December 31, 2018, we recognized a loss of $11 million, recorded in other, net, associated with the currency swaps.

Note 10—Income Taxes

Overview—Transocean Ltd., a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax.  For Swiss federal income taxes, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt.  Consequently, there is not a direct relationship between our Swiss earnings before income taxes and our Swiss income tax expense.

Tax provision and rate—Our provision for income taxes is based on the tax laws and rates applicable in the jurisdictions in which we operate and earn income.  The relationship between our provision for or benefit from income taxes and our income or loss before income taxes can vary significantly from period to period considering, among other factors, (a) the overall level of income before income taxes, (b) changes in the blend of income that is taxed based on gross revenues rather than income before taxes, (c) rig movements between taxing jurisdictions and (d) our rig operating structures.  The components of our income tax provision (benefit) were as follows (in millions):

	Years ended December 31,
	2018	2017	2016
Current tax expense	$244	$5	$39
Deferred tax expense (benefit)	(16)	89	68
Income tax expense	$228	$94	$107

In the years ended December 31, 2018, 2017 and 2016, our effective tax rate was (12.8) percent, (3.1) percent and 11.5 percent, respectively, based on income before income tax expense.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

The following is a reconciliation of the income tax expense (benefit) computed at the Swiss holding company federal statutory rate of 7.83% and our reported provision for income taxes (in millions):

	Years ended December 31,
	2018	2017	2016

Income tax expense (benefit) at Swiss federal statutory rate	$(139)	$(235)	$72
Impact of U.S. tax reform	136	66	—
Changes in unrecognized tax benefits, net	117	(56)	(31)
Impairment losses subject to rates different than the Swiss federal statutory rate	114	241	5
Changes in valuation allowance	67	162	32
Currency revaluation of Norwegian assets	11	1	18
Litigation matters, primarily related to the Macondo well incident	—	(70)	(1)
Earnings subject to rates different than the Swiss federal statutory rate	(70)	2	34
Benefit from foreign tax credits	(5)	(15)	(16)
Other, net	(3)	(2)	(6)
Income tax expense	$228	$94	$107

Deferred taxes—The significant components of our deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2018	2017
Deferred tax assets
Net operating loss carryforwards	$479	$435
Interest expense limitation	76	59
Accrued payroll expenses not currently deductible	49	54
Accrued expenses	44	16
Loss contingencies	40	42
United Kingdom charter limitation	30	36
Deferred income	26	101
Tax credit carryforwards	11	37
Other	13	17
Valuation allowance	(681)	(574)
Total deferred tax assets	87	223

Deferred tax liabilities
Depreciation	(62)	(216)
Contract intangible revenues	(22)	—
Other	(1)	(4)
Total deferred tax liabilities	(85)	(220)

Deferred tax assets, net	$2	$3

At December 31, 2018 and 2017, our deferred tax assets included U.S. foreign tax credit carryforwards of $11 million and $37 million, respectively, which will expire between 2019 and 2028.  The deferred tax assets related to our net operating losses were generated in various worldwide tax jurisdictions.  At December 31, 2018, the net operating losses carryforwards, which were generated in various jurisdictions worldwide, included $307 million that do not expire and $172 million that will expire beginning between 2021 and 2038.  At December 31, 2017, the net operating losses carryforwards, which were generated in various jurisdictions worldwide, included $261 million that do not expire and $174 million that will expire beginning between 2020 and 2037.

As of December 31, 2018, our consolidated cumulative loss incurred over the recent three‑year period was primarily due to losses on impairment and disposal of assets, which represented significant objective negative evidence for our evaluation of our deferred tax assets.  Although such evidence has limited our ability to consider other subjective evidence, we analyze each jurisdiction separately.  We consider objective evidence, such as contract backlog activity, in jurisdictions in which we have profitable contracts.  If estimated future taxable income changes during the carryforward periods or if the cumulative loss is no longer present, we may adjust the amount of deferred tax assets that we expect to realize.  At December 31, 2018 and 2017, due to uncertainty of realization, we have recorded a valuation allowance of $681 million and $574 million, respectively, on net operating losses and other deferred tax assets.

Our other deferred tax liabilities include taxes related to the earnings of certain subsidiaries that are not indefinitely reinvested or that will not be indefinitely reinvested in the future.  We consider the earnings of certain of our subsidiaries to be indefinitely reinvested.  As of December 31, 2018, we did not provide for deferred taxes on earnings of certain subsidiaries that are indefinitely reinvested because it is not practical to estimate the amount of tax that would ultimately be due if remitted.  If we were to make a distribution from the unremitted earnings of these subsidiaries, we would be subject to taxes payable to various jurisdictions.  If our expectations were to change regarding future tax consequences, we may be required to record additional deferred taxes that could have a material effect on our consolidated statement of financial position, results of operations or cash flows.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Unrecognized tax benefits—The changes to our liabilities related to unrecognized tax benefits, excluding interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	Years ended December 31,
	2018	2017	2016
Balance, beginning of period	$222	$274	$287
Additions for prior year tax positions	172	17	13
Additions for current year tax positions	29	13	42
Reductions related to statute of limitation expirations	(8)	(13)	(15)
Reductions for prior year tax positions	(7)	(68)	(34)
Reductions due to settlements	—	(1)	(19)
Balance, end of period	$408	$222	$274

The liabilities related to our unrecognized tax benefits, including related interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	December 31,
	2018	2017
Unrecognized tax benefits, excluding interest and penalties	$408	$222
Interest and penalties	106	87
Unrecognized tax benefits, including interest and penalties	$514	$309

In the years ended December 31, 2018, 2017 and 2016, we recognized, as a component of our income tax provision, expense of $13 million, income of $9 million and income of $23 million, respectively, related to previously recognized interest and penalties associated with our unrecognized tax benefits.  As of December 31, 2018, if recognized, $514 million of our unrecognized tax benefits, including interest and penalties, would favorably impact our effective tax rate.

It is reasonably possible that our existing liabilities for unrecognized tax benefits may increase or decrease in the year ending December 31, 2019, primarily due to the progression of open audits and the expiration of statutes of limitation.  However, we cannot reasonably estimate a range of potential changes in our existing liabilities for unrecognized tax benefits due to various uncertainties, such as the unresolved nature of various audits.

U.S. tax reform—In December 2017, the U.S. enacted the 2017 Tax Act, which amended existing U.S. tax laws that had an impact on our income tax provision, such as a base erosion and anti‑abuse tax (“BEAT”), a global intangible low‑taxed income tax, additional limitations on the deductibility of executive compensation and interest and the repeal of the domestic manufacturing deduction.  In the years ended December 31, 2018 and 2017, we recognized the income tax effects of the 2017 Tax Act in accordance with Staff Accounting Bulletin No. 118 (“SAB 118”), which provides SEC staff guidance for the application of accounting standards for income taxes in the reporting period in which the 2017 Tax Act was enacted.  Although we have completed our analysis and recorded the resulting impact of the 2017 Tax Act, the U.S. Congress or Treasury may introduce clarifications, modification or amendments that could cause us to make further adjustments in future periods.

In the year ended December 31, 2017,  we recognized income tax expense of $66 million with a corresponding decrease to our net deferred tax assets to reflect the reduction in the U.S. corporate income tax rate from 35 percent to 21 percent.

In the year ended December 31, 2018, we recognized income tax expense of $33 million related to the bareboat charter structure of our U.S. operations because we concluded it is subject to BEAT.   A significant portion of our BEAT liability is contractually reimbursable by our customers due to a change‑in‑law provision in certain drilling contracts.

The 2017 Tax Act imposes a one‑time transition tax on certain unremitted earnings and profits of our non‑U.S. subsidiaries that are owned by U.S. subsidiaries.  At December 31, 2017, we did not have the necessary information available, prepared and analyzed to develop a reasonable estimate of the transition tax.  In the year ended December 31, 2018, we completed our evaluation, and we recorded income tax expense of $103 million for estimated transition taxes and an income tax benefit of $16 million for the estimated effect on the utilization of foreign tax credits.

Tax returns—We file federal and local tax returns in several jurisdictions throughout the world.  With few exceptions, we are no longer subject to examinations of our U.S. and non‑U.S. tax matters for years prior to 2011.  Our tax returns in the major jurisdictions in which we operate, other than Brazil, as mentioned below, are generally subject to examination for periods ranging from three to six years.  We have agreed to extensions beyond the statute of limitations in two major jurisdictions for up to 20 years.  Tax authorities in certain jurisdictions are examining our tax returns and in some cases have issued assessments.  We are defending our tax positions in those jurisdictions.  While we cannot predict or provide assurance as to the timing or the outcome of these proceedings, we do not expect the ultimate liability to have a material adverse effect on our consolidated statement of financial position or results of operations, although it may have a material adverse effect on our consolidated statement of cash flows.

Brazil tax investigations—In December 2005, the Brazilian tax authorities began issuing tax assessments with respect to our tax returns for the years 2000 through 2004.  In January 25, 2008, we filed a protest letter with the Brazilian tax authorities for these tax

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

assessments, and we are currently engaged in the appeals process.  In May 19, 2014, the Brazilian tax authorities issued an additional tax assessment for the years 2009 and 2010, and in June 18, 2014, we filed protests with the Brazilian tax authorities for these tax assessments.  In September 2018, a portion of one of the cases was favorably closed.  As of December 31, 2018, the remaining aggregate tax assessment was for BRL 973 million, equivalent to approximately $251 million, including penalties and interest.  We believe our returns are materially correct as filed, and we are vigorously contesting these assessments.  An unfavorable outcome on these proposed assessments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other tax matters—We conduct operations through our various subsidiaries in countries throughout the world.  Each country has its own tax regimes with varying nominal rates, deductions and tax attributes.  From time to time, we may identify changes to previously evaluated tax positions that could result in adjustments to our recorded assets and liabilities.  Although we are unable to predict the outcome of these changes, we do not expect the effect, if any, resulting from these adjustments to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Note 11—Earnings (Loss) Per Share

The numerator and denominator used for the computation of basic and diluted per share earnings were as follows (in millions, except per share data):

	Years ended December 31,
	2018		2017		2016
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator for earnings (loss) per share
Net income (loss) attributable to controlling interest	$(1,996)	$(1,996)	$(3,127)	$(3,127)	$778	$778
Undistributed earnings allocable to participating securities	—	—	—	—	(14)	(14)
Net income (loss) available to shareholders	$(1,996)	$(1,996)	$(3,127)	$(3,127)	$764	$764

Denominator for earnings (loss) per share
Weighted-average shares outstanding	467	467	391	391	367	367
Effect of share-based awards and other equity instruments	1	1	—	—	—	—
Weighted-average shares for per share calculation	468	468	391	391	367	367

Per share earnings (loss)	$(4.27)	$(4.27)	$(8.00)	$(8.00)	$2.08	$2.08

In the years ended December 31, 2018, 2017 and 2016, we excluded from the calculation 10.6 million, 4.7 million and 2.5 million share‑based awards, respectively, since the effect would have been anti‑dilutive.  In the year ended December 31, 2018, we excluded from the calculation 77.2 million shares issuable upon conversion of the Exchangeable Bonds, since the effect would have been anti‑dilutive.

Note 12—Postemployment Benefit Plans

Defined benefit pension and other postemployment benefit plans

Overview—As of December 31, 2018, we had defined benefit plans in the U.S., the United Kingdom (“U.K.”), and Norway.  Benefits under the defined benefit plans in the U.S. and the U.K. have ceased accruing.  We maintain the respective pension obligations under such plans until they have been fully satisfied.

As of December 31, 2018, the defined benefit plans in the U.S. included  three funded and  three unfunded plans (the “U.S. Plans”).  As of December 31, 2018, the defined benefit plan in the U.K. included  one funded plan (the “U.K. Plan”).  As of December 31, 2018, the defined benefit plans in Norway, primarily group pension schemes with life insurance companies, included  three funded and  two unfunded plans (the “Norway Plans”),  one of which we assumed in our acquisition of Songa.  We refer to the U.K. Plan and the Norway Plans, collectively, as the “Non‑U.S. Plans.”  We refer to the U.S. Plans and the Non‑U.S. Plans, collectively, as the “Transocean Plans”.  Additionally, we maintain certain unfunded other postemployment benefit plans (collectively, the “OPEB Plans”), under which benefits to eligible participants diminish during a phase‑out period ending December 31, 2025.

Assumptions—We estimated our benefit obligations using the following weighted‑average assumptions:

	December 31, 2018			December 31, 2017
	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Plans	Plans	Plans
Discount rate	4.31%	2.86%	3.56%	3.68%	2.49%	2.93%
Compensation trend rate	na	2.75%	na	na	2.50%	na

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

We estimated our net periodic benefit costs using the following weighted‑average assumptions:

	Year ended December 31, 2018			Year ended December 31, 2017			Year ended December 31, 2016
	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	OPEB Plans
Discount rate	3.68%	2.49%	2.93%	4.26%	2.69%	3.08%	4.56%	3.69%	3.13%
Expected rate of return	6.21%	4.72%	na	6.31%	4.79%	na	6.82%	5.85%	na
Compensation trend rate	na	2.50%	na	na	2.25%	na	0.22%	4.01%	na

“na” means not applicable.

Net periodic benefit costs—Net periodic benefit costs, before tax, included the following components (in millions):

	Year ended December 31, 2018			Year ended December 31, 2017			Year ended December 31, 2016
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Net periodic benefit costs
Service cost	$—	$7	$7	$3	$3	$6	$3	$10	$13
Interest cost	61	10	71	65	11	76	69	17	86
Expected return on plan assets	(72)	(19)	(91)	(74)	(20)	(94)	(80)	(25)	(105)
Settlements and curtailments	—	(1)	(1)	—	13	13	—	(5)	(5)
Actuarial (gain) loss, net	8	1	9	5	1	6	5	(1)	4
Prior service cost, net	—	—	—	—	—	—	—	—	—
Net periodic benefit costs	$(3)	$(2)	$(5)	$(1)	$8	$7	$(3)	$(4)	$(7)

In the years ended December 31, 2018, 2017 and 2016, for the OPEB Plans, the combined components of net periodic benefit costs, including service cost, interest cost, recognized net actuarial losses, prior service cost amortization, curtailments and special termination benefits, were income of $4 million, $2 million and $4 million, respectively.

Funded status—The changes in projected benefit obligation, plan assets and funded status and the amounts recognized on our consolidated balance sheets were as follows (in millions):

	Year ended December 31, 2018				Year ended December 31, 2017
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Change in projected benefit obligation
Projected benefit obligation, beginning of period	$1,680	$379	$19	$2,078	$1,557	$398	$19	$1,974
Assumed projected benefit obligation	—	29	—	29	—	—	—	—
Actuarial (gains) losses, net	(145)	(45)	(2)	(192)	115	18	2	135
Service cost	—	7	—	7	3	3	—	6
Interest cost	61	10	1	72	65	11	—	76
Currency exchange rate changes	—	(21)	—	(21)	—	35	—	35
Benefits paid	(69)	(19)	(2)	(90)	(60)	(86)	(2)	(148)
Settlements	—	(3)	—	(3)	—	—	—	—
Plan amendment	—	1	—	1	—	—	—	—
Special termination benefit	—	—	1	1	—	—	—	—
Projected benefit obligation, end of period	1,527	338	17	1,882	1,680	379	19	2,078

Change in plan assets
Fair value of plan assets, beginning of period	1,343	393	—	1,736	1,204	400	—	1,604
Fair value of acquired plan assets	—	22	—	22	—	—	—	—
Actual return on plan assets	(87)	(6)	—	(93)	198	31	—	229
Currency exchange rate changes	—	(22)	—	(22)	—	36	—	36
Employer contributions	2	13	2	17	1	12	2	15
Benefits paid	(69)	(19)	(2)	(90)	(60)	(86)	(2)	(148)
Settlements	—	(3)	—	(3)	—	—	—	—
Fair value of plan assets, end of period	1,189	378	—	1,567	1,343	393	—	1,736

Funded status, end of period	$(338)	$40	$(17)	$(315)	$(337)	$14	$(19)	$(342)

Balance sheet classification, end of period:
Pension asset, non-current	$—	$47	$—	$47	$—	$17	$—	$17
Pension liability, current	(3)	(1)	(3)	(7)	(2)	(1)	(3)	(6)
Pension liability, non-current	(335)	(6)	(14)	(355)	(335)	(2)	(16)	(353)
Accumulated other comprehensive income (loss) (a)	(307)	(64)	15	(356)	(301)	(84)	19	(366)

(a)	Amounts are before income tax effect.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

The aggregate projected benefit obligation and fair value of plan assets for plans with a projected benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2018				December 31, 2017
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Projected benefit obligation	$1,527	$26	$17	$1,570	$1,680	$5	$19	$1,704
Fair value of plan assets	1,189	20	—	1,209	1,343	2	—	1,345

At December 31, 2018 and 2017, the accumulated benefit obligation for all defined benefit pension plans was $1.9 billion and $2.1 billion, respectively.  The aggregate accumulated benefit obligation and fair value of plan assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2018				December 31, 2017
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Accumulated benefit obligation	$1,527	$3	$17	$1,547	$1,680	$3	$19	$1,702
Fair value of plan assets	1,189	—	—	1,189	1,343	—	—	1,343

The following table presents the amounts in accumulated other comprehensive income (loss), before tax, that have not been recognized as components of net periodic benefit costs (in millions):

	December 31, 2018				December 31, 2017
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Actuarial gain (loss), net	$(307)	$(63)	$(1)	$(371)	$(301)	$(84)	$(4)	$(389)
Prior service cost, net	—	(1)	16	15	—	—	23	23
Total	$(307)	$(64)	$15	$(356)	$(301)	$(84)	$19	$(366)

The following table presents the amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit costs during the year ending December 31, 2019 (in millions):

	Year ending December 31, 2019
	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total
Actuarial loss, net	$3	$—	$—	$3
Prior service cost, net	—	—	(2)	(2)
Total amount expected to be recognized	$3	$—	$(2)	$1

Plan assets—We periodically review our investment policies, plan assets and asset allocation strategies to evaluate performance relative to specified objectives.  In determining our asset allocation strategies for the U.S. Plans, we review the results of regression models to assess the most appropriate target allocation for each plan, given the plan’s status, demographics and duration.  For the U.K. Plan, the plan trustees establish the asset allocation strategies consistent with the regulations of the U.K. pension regulators and in consultation with financial advisors and company representatives.  Investment managers for the U.S. Plans and the U.K. Plan are given established ranges within which the investments may deviate from the target allocations.  For the Norway Plans, we establish minimum rates of return under the terms of investment contracts with insurance companies.    As of December 31, 2018 and 2017, the weighted‑average target and actual allocations of the investments for the funded Transocean Plans were as follows:

	December 31, 2018				December 31, 2017
	Target allocation		Actual allocation		Target allocation		Actual allocation
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Equity securities	50%	34%	50%	32%	50%	39%	52%	39%
Fixed income securities	50%	51%	50%	52%	50%	50%	48%	48%
Other investments	—%	15%	—%	16%	—	11%	—	13%
Total	100%	100%	100%	100%	100%	100%	100%	100%

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

As of December 31, 2018 and 2017, the investments for the funded Transocean Plans were categorized as follows (in millions):

	December 31, 2018
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Mutual funds
U.S. equity funds	$401	$—	$401	$—	$—	$—	$401	$—	$401
Non-U.S. equity funds	179	—	179	5	120	125	184	120	304
Bond funds	591	—	591	7	195	202	598	195	793
Total mutual funds	1,171	—	1,171	12	315	327	1,183	315	1,498

Other investments
Cash and money market funds	6	1	7	—	—	—	6	1	7
Property collective trusts	—	—	—	—	19	19	—	19	19
Investment contracts	—	—	—	—	43	43	—	43	43
Total other investments	6	1	7	—	62	62	6	63	69

Total investments	$1,177	$1	$1,178	$12	$377	$389	$1,189	$378	$1,567

	December 31, 2017
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Mutual funds
U.S. equity funds	$557	$—	$557	$—	$—	$—	$557	$—	$557
Non-U.S. equity funds	138	—	138	5	153	158	143	153	296
Bond funds	629	—	629	8	190	198	637	190	827
Total mutual funds	1,324	—	1,324	13	343	356	1,337	343	1,680

Other investments
Cash and money market funds	6	7	13	—	—	—	6	7	13
Property collective trusts	—	—	—	—	20	20	—	20	20
Investment contracts	—	—	—	—	23	23	—	23	23
Total other investments	6	7	13	—	43	43	6	50	56

Total investments	$1,330	$7	$1,337	$13	$386	$399	$1,343	$393	$1,736

The U.S. Plans and the U.K. Plan invest primarily in passively managed funds that reference market indices.  The funded Norway Plans are subject to contractual terms under selected insurance programs.  Each plan’s investment managers have discretion to select the securities held within each asset category.  Given this discretion, the managers may occasionally invest in our debt or equity securities, and may hold either long or short positions in such securities.  As the plan investment managers are required to maintain well diversified portfolios, the actual investment in our securities would be immaterial relative to asset categories and the overall plan assets.

Funding contributions—In the years ended December 31, 2018, 2017 and 2016, we made an aggregate contribution of $17 million, $15 million and $49 million, respectively, to the Transocean Plans and the OPEB Plans using our cash flows from operations.  In the year ending December 31, 2019, we expect to contribute $15 million to the Transocean Plans, and we expect to fund benefit payments of approximately $3 million for the OPEB Plans as costs are incurred.

Benefit payments—The following were the projected benefits payments (in millions):

	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total
Years ending December 31,
2019	$78	$7	$3	$88
2020	80	8	3	91
2021	81	8	3	92
2022	83	8	2	93
2023	83	9	2	94
2024 - 2028	426	55	5	486

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Defined contribution plans

We sponsor defined contribution plans, for our employees, the most significant of which were as follows: (1) a qualified savings plan covering certain employees working in the U.S., (2) a non‑qualified supplemental plan covering certain eligible employees working in the U.S., (3) a qualified savings plan covering certain eligible U.K. employees, (4) a non‑qualified savings plan covering certain employees working outside the U.S. and U.K. and (5) various savings plans covering eligible employees working in Norway.  In the years ended December 31, 2018, 2017 and 2016, we recognized expense of $50 million, $43 million and $51 million, respectively, related to our defined contribution plans.

Note 13—Commitments and Contingencies

Purchase and service agreement obligations

We have entered into purchase obligations with shipyards and other contractors related to our newbuild construction programs.  We have also entered into long‑term service agreements with original equipment manufacturers to provide services and parts related to our pressure control systems.  The future payments required under our service agreements were estimated based on our projected operating activity and may vary based on actual operating activity.  At December 31, 2018, the aggregate future payments required under our purchase obligations and our service agreement obligations were as follows (in millions):

		Service
	Purchase	agreement
	obligations	obligations
Years ending December 31,
2019	$932	$106
2020	950	120
2021	—	118
2022	—	122
2023	—	126
Thereafter	—	597
Total	$1,882	$1,189

In connection with our acquisition of Ocean Rig, we acquired contracts relating to the construction of two ultra‑deepwater drillships Ocean Rig Santorini and Ocean Rig Crete.  Included in the above table, upon delivery of Ocean Rig Santorini and Ocean Rig Crete in the third quarter of 2019 and third quarter of 2020, respectively, our expected remaining obligations to the shipyard will be $360 million and $520 million, respectively.  The shipyard has agreed to finance the expected remaining obligations at an interest rate of three percent per annum, payable semiannually, with principal due at maturity in June 2023 and January 2024, respectively.

Lease obligations

We have operating lease obligations expiring at various dates, principally for real estate, office space and operating equipment.  In the years ended December 31, 2018, 2017 and 2016, our rental expense for all operating leases, including operating leases with terms of less than one year, was approximately $35 million, $52 million and $45 million, respectively.

We also have a capital lease obligation, which is due to expire in August 2029.  The capital lease contract has an implicit interest rate of 7.8 percent and requires scheduled monthly payments of $6 million through August 2029, after which we will have the right and obligation to acquire the drillship from the lessor for one dollar.  In the years ended December 31, 2018, 2017 and 2016, depreciation expense associated with Petrobras 10000, the asset held under capital lease, was $23 million.  At December 31, 2018 and 2017, the aggregate carrying amount of this asset held under capital lease was as follows (in millions):

	December 31,
	2018	2017
Property and equipment, cost	$777	$774
Accumulated depreciation	(194)	(170)
Property and equipment, net	$583	$604

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

At December 31, 2018, the aggregate future minimum rental payments related to our non-cancellable operating leases and the capital lease were as follows (in millions):

	Capital	Operating
	lease	leases
Years ending December 31,
2019	$72	$18
2020	72	16
2021	71	11
2022	71	12
2023	72	12
Thereafter	407	135
Total future minimum rental payment	765	$204
Less amount representing imputed interest	(254)
Present value of future minimum rental payments under capital leases	511
Less current portion included in debt due within one year	(32)
Long-term capital lease obligation	$479

Letters of credit and surety bonds

At December 31, 2018 and 2017, we had outstanding letters of credit totaling $31 million and $29 million, respectively, issued under various committed and uncommitted credit lines, some of which require cash collateral, provided by several banks to guarantee various contract bidding, performance activities and customs obligations.  At December 31, 2018, the aggregate cash collateral held by banks for letters of credit was $5 million.  As is customary in the contract drilling business, we also have various surety bonds in place that secure customs obligations related to the importation of our rigs and certain performance and other obligations.  At December 31, 2018 and 2017, we had outstanding surety bonds totaling $84 million and $51 million, respectively.

Legal proceedings

Macondo well incident—On April 22, 2010, the ultra‑deepwater floater Deepwater Horizon sank after a blowout of the Macondo well caused a fire and explosion on the rig off the coast of Louisiana.  At the time of the explosion, Deepwater Horizon was contracted to an affiliate of BP plc. (together with its affiliates, “BP”).  Following the incident, we have been subject to civil and criminal claims, as well as causes of action, fines and penalties by local, state and federal governments.  Litigation commenced shortly after the incident, and most claims against us were consolidated by the U.S. Judicial Panel on Multidistrict Litigation and transferred to the U.S. District Court for the Eastern District of Louisiana (the “MDL Court”).  A significant portion of the contingencies arising from the Macondo well incident has now been resolved or is pending release of funds from escrow (see “—PSC Settlement Agreement”).  As for any actions not resolved by our previous settlements, including any claims by individuals who opted out of the settlement agreement that we and the Plaintiff Steering Committee (the “PSC”) filed with the MDL Court in May 2015 (the “PSC Settlement Agreement”), we will vigorously defend those claims and pursue any and all defenses available.

We recognized a liability for the remaining estimated loss contingencies associated with litigation resulting from the Macondo well incident that we believe are probable and for which a reasonable estimate can be made.  At December 31, 2018 and 2017, the liability for estimated loss contingencies that we believe are probable and for which a reasonable estimate can be made was $158 million and $219 million, respectively, recorded in other current liabilities, the majority of which is related to our settlement with the PSC.

PSC Settlement Agreement—On May 29, 2015, together with the PSC, we filed the PSC Settlement Agreement with the MDL Court for approval.  Through the PSC Settlement Agreement, we agreed to pay a total of $212 million, plus up to $25 million for partial reimbursement of attorneys’ fees, to be allocated between two classes of plaintiffs as follows: (1) 72.8 percent to private plaintiffs, businesses, and local governments who could have asserted punitive damages claims against us under general maritime law; and (2) 27.2 percent to private plaintiffs who previously settled economic damages claims against BP and were assigned certain claims BP had made against us.  In exchange for these payments, each of the classes agreed to release all respective claims it has against us.  Thirty claimants elected to opt out of the PSC Settlement Agreement.  In June 2016 and August 2015, we made a cash deposit of $25 million and $212 million, respectively, into an escrow account established by the MDL Court for the settlement.  On February 15, 2017, the MDL Court entered a final order and judgement approving the PSC Settlement Agreement, which is no longer subject to appeal.  In November 2017, the MDL Court released $25 million from the escrow account for payment of attorneys’ fees.  In November 2018, the MDL Court released $58 million from the escrow account as the first installment to the plaintiffs.  At December 31, 2018 and 2017, the aggregate cash balance in escrow account was $156 million and $212 million, respectively, recorded in restricted cash accounts and investments.  We expect the remaining funds to be released in March 2019.

Plea Agreement—Pursuant to the plea agreement (the “Plea Agreement”), one of our subsidiaries pled guilty to one misdemeanor count of negligently discharging oil into the U.S. Gulf of Mexico, in violation of the Clean Water Act, for which our subsidiary is no longer subject to probation.  We also agreed to make an aggregate cash payment of $400 million, including a criminal fine

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

and certain cash contributions payable in scheduled installments.  In the years ended December 31, 2017 and 2016, we made a cash payment of $60 million in each year, representing the final installments for our obligations under the Plea Agreement.

Global Marine litigation—On November 28, 2017, Wilmington Trust Company, in its capacity as trustee, filed a lawsuit in the Supreme Court of the State of New York, County of New York, against Global Marine Inc. (“Global Marine”), one of our wholly owned, indirect subsidiaries, seeking a declaratory judgment that Global Marine is in default under the indenture governing its $300 million of outstanding 7.00% Notes due June 2028.  We disagree with the assertions in the lawsuit and believe that Global Marine is in compliance with the indenture and has meritorious defenses against these allegations, although it can make no assurance regarding the outcome of the lawsuit, including the actual amount that would be due in the event that the lawsuit is successful.  The notes are neither guaranteed by, nor recourse to, Transocean Ltd. or our other subsidiaries.  The claimants seek payment prior to the scheduled maturity of the principal amount of notes outstanding and accrued but unpaid interest as well as make‑whole amounts under the indenture.  In addition, the acceleration of the amounts due under the indenture could, absent our payment of the amounts due or otherwise staying any judgment therefrom, result in an event of default under our currently undrawn Secured Credit Facility.  We intend to vigorously defend the lawsuit.  While we cannot predict or provide assurance as to the outcome of these proceedings, we do not expect the proceedings to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Nigerian customer arbitration—One of our customers in Nigeria owes us approximately $80 million for drilling services performed in 2014 and 2015.  The customer has not disputed the services rendered and we have remained engaged in discussions with the customer about collection of this overdue balance.  In September 2018, we notified the customer of our intentions to enter into arbitration.  We intend to vigorously pursue full recovery of this receivable.  While we cannot predict or provide assurance as to its outcome, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Nigerian Cabotage Act litigation—In October 2007, three of our subsidiaries were each served a Notice and Demand from the Nigeria Maritime Administration and Safety Agency, imposing a two percent surcharge on the value of all contracts performed by us in Nigeria pursuant to the Coastal and Inland Shipping (Cabotage) Act 2003 (the “Cabotage Act”).  Our subsidiaries each filed an originating summons in the Federal High Court in Lagos challenging the imposition of this surcharge on the basis that the Cabotage Act and associated levy is not applicable to drilling rigs.  The respondents challenged the competence of the suits on several procedural grounds.  The court upheld the objections and dismissed the suits.  In December 2010, our subsidiaries filed a new joint Cabotage Act suit.  While we cannot predict or provide assurance as to the outcome of these proceedings, we do not expect the proceedings to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Asbestos litigation—In 2004, several of our subsidiaries were named, along with numerous other unaffiliated defendants, in complaints filed in the Circuit Courts of the State of Mississippi, and in 2014, a group of similar complaints were filed in Louisiana.  The plaintiffs, former employees of some of the defendants, generally allege that the defendants used or manufactured asbestos containing drilling mud additives for use in connection with drilling operations, claiming negligence, products liability, strict liability and claims allowed under the Jones Act and general maritime law.  The plaintiffs generally seek awards of unspecified compensatory and punitive damages, but the court‑appointed special master has ruled that a Jones Act employer defendant, such as us, cannot be sued for punitive damages.  At December 31, 2018, nine plaintiffs have claims pending in Louisiana, in which we have or may have an interest.  We intend to defend these lawsuits vigorously, although we can provide no assurance as to the outcome.  We historically have maintained broad liability insurance, although we are not certain whether insurance will cover the liabilities, if any, arising out of these claims.  Based on our evaluation of the exposure to date, we do not expect the liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

One of our subsidiaries has been named as a defendant, along with numerous other companies, in lawsuits arising out of the subsidiary’s manufacture and sale of heat exchangers, and involvement in the construction and refurbishment of major industrial complexes alleging bodily injury or personal injury as a result of exposure to asbestos.  As of December 31, 2018, the subsidiary was a defendant in approximately 156 lawsuits with a corresponding number of plaintiffs.  For many of these lawsuits, we have not been provided sufficient information from the plaintiffs to determine whether all or some of the plaintiffs have claims against the subsidiary, the basis of any such claims, or the nature of their alleged injuries.  The operating assets of the subsidiary were sold in 1989.  In September 2018, the subsidiary and certain insurers agreed to a settlement of outstanding disputes that leaves the subsidiary with funding, including cash, annuities and coverage in place settlement agreements with insurers, that we believe will be sufficient to respond to both the current lawsuits as well as future lawsuits of a similar nature.  While we cannot predict or provide assurance as to the outcome of these matters, we do not expect the ultimate liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other matters—We are involved in various tax matters, various regulatory matters, and a number of claims and lawsuits, asserted and unasserted, all of which have arisen in the ordinary course of our business.  We do not expect the liability, if any, resulting from these other matters to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending, threatened, or possible litigation or liability.  We can provide no assurance that our beliefs or expectations as to the outcome

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

or effect of any tax, regulatory, lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management’s current estimates.

Environmental matters

We have certain potential liabilities under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state acts regulating cleanup of various hazardous waste disposal sites, including those described below.  CERCLA is intended to expedite the remediation of hazardous substances without regard to fault.  Potentially responsible parties (“PRPs”) for each site include present and former owners and operators of, transporters to and generators of the substances at the site.  Liability is strict and can be joint and several.

One of our subsidiaries has been named as a PRP in connection with a site located in Santa Fe Springs, California, known as the Waste Disposal, Inc. site.  We and other PRPs agreed with the Environmental Protection Agency (the “EPA”) and the Department of Justice to settle our potential liabilities by remediating the site.  Under a participation agreement, the parties to the settlement completed the required remediation, and we believe our share, approximately eight percent, of the ongoing future operation and maintenance costs is not material.  We have no reason to believe that any additional potential liabilities for the site will be material.

One of our subsidiaries was ordered by the California Regional Water Quality Control Board (“CRWQCB”) to develop a testing plan for a site known as Campus 1000 Fremont in Alhambra, California, which is now a part of the San Gabriel Valley, Area 3, Superfund site.  We were also advised that one or more of our subsidiaries that formerly owned and operated the site would likely be named as a PRP or PRPs.  The current property owner, an unrelated party, performed the required testing and detected no contaminants, and based on such results, we would contest any potential liability.  In discussions with CRWQCB staff, we were advised of their intent to issue us a “no further action” letter, but it has not yet been received.  We have no knowledge of the potential cost of any remediation, who else will be named as PRPs, and whether in fact any of our subsidiaries is a responsible party.  The subsidiaries in question do not own any operating assets and have limited ability to respond to any liabilities.

Resolutions of other claims by the EPA, the involved state agency or PRPs are at various stages of investigation.  It is difficult to quantify the potential cost of environmental matters and remediation obligations.  Nevertheless, based on the available information, we do not expect the ultimate liability, if any, resulting from all environmental matters, including the liability for all related pending legal proceedings, asserted legal claims and known potential legal claims that are likely to be asserted, to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Note 14—Equity

Redeemable noncontrolling interest—Until June 11, 2018, we owned a 65 percent interest in Angola Deepwater Drilling Company Ltd. (“ADDCL”), a Cayman Islands company and variable interest entity for which we concluded that we were the primary beneficiary.  Angco Cayman Limited (“Angco Cayman”) owned the remaining a 35 percent interest in ADDCL.  Under the terms of ADDCL’s governing documents, Angco Cayman had the right to require us to purchase its interest in ADDCL for cash, and accordingly, we presented the carrying amount of Angco Cayman’s ownership interest as redeemable noncontrolling interest on our consolidated balance sheets.  We also had the right under ADDCL’s governing documents to require Angco Cayman to sell us its interest, and we exercised that right.  On June 11, 2018, pursuant to a settlement requiring no cash payment, we acquired the interests in ADDCL not previously owned by us, and ADDCL became our wholly owned subsidiary.  In connection with the acquisition, we reclassified the $53 million aggregate carrying amount of the redeemable noncontrolling interest to additional paid‑in capital.  At December 31, 2017, the carrying amount of the assets and liabilities of ADDCL, after eliminating the effect of intercompany transactions, was $716 million and $7 million, respectively.

Noncontrolling interest—Transocean Partners LLC, a Marshall Islands limited liability company (“Transocean Partners”), was previously a partially owned subsidiary.  In the year ended December 31, 2016, Transocean Partners declared and paid a distribution to its unitholders, of which the holders of noncontrolling interest were paid $28 million.  On December 9, 2016, Transocean Partners merged with one of our subsidiaries as contemplated under the merger agreement and became our wholly owned subsidiary.  Each Transocean Partners common unit that was issued and outstanding immediately prior to the closing, other than the units held by Transocean and its subsidiaries, was converted into the right to receive 1.20 of our shares.  To complete the merger, we issued 23.8 million shares from conditional capital.

Extraordinary general meetings—On November 29, 2018, in connection with the Ocean Rig acquisition, shareholders at our extraordinary general meeting approved: (1) an amendment of our articles of association to create additional authorized share capital, (2) the issuance of up to 147.7 million Transocean Ltd. shares and (3) the deletion of the previously approved special purpose authorized share capital.  On January 16, 2018, in connection with the Songa acquisition, shareholders at our extraordinary general meeting approved: (1) the issuance of up to 68.6 million Transocean Ltd. shares, (2) an amendment of our articles of association to create additional authorized share capital, (3) the election of a new director to our board of directors and (4) the issuance of consideration shares from our authorized share capital and shares issuable upon exchange of the Exchangeable Bonds.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Par value reduction—On October 29, 2015, at our extraordinary general meeting, our shareholders approved the reduction of the par value of each of our shares to CHF 0.10 from the original par value of CHF 15.00.  The reduction of par value became effective as of January 7, 2016 upon registration in the commercial register.

Shares held in treasury—In May 2009, at our annual general meeting, our shareholders approved and authorized our board of directors, at its discretion, to repurchase an amount of our shares for cancellation with an aggregate purchase price of up to CHF 3.5 billion.  On February 12, 2010, our board of directors authorized our management to implement the share repurchase program.  During the three‑year period ended December 31, 2017, we did not purchase any shares under our share repurchase program.  At December 31, 2015, we held 2.9 million shares in treasury, recorded at cost.  On October 29, 2015, at our extraordinary general meeting, our shareholders approved the cancellation of the 2.9 million shares previously purchased under the share repurchase program and held in treasury, and such cancellation became effective as of January 7, 2016 upon registration in the commercial register.

Shares held by subsidiaries—One of our subsidiaries holds our shares for future use to satisfy our obligations to deliver shares in connection with awards granted under our incentive plans or other rights to acquire our shares.  At December 31, 2018, our subsidiary held 0.9 million shares.  At December 31, 2017, two of our subsidiaries, together, held 3.6 million of our shares for this purpose.

Accumulated other comprehensive loss—The changes in accumulated other comprehensive loss, presented net of tax, for our defined benefit pension plans were as follows (in millions):

	Years ended December 31,
	2018	2017
Balance, beginning of period	$(290)	$(283)
Other comprehensive income (loss) before reclassifications	7	(2)
Reclassifications to net income	4	(5)
Other comprehensive income (loss), net	11	(7)
Balance, end of period	$(279)	$(290)

Note 15—Share‑Based Compensation

Overview

We have a long‑term incentive plan (the “Long‑Term Incentive Plan”) for executives, key employees and non‑employee directors under which awards can be granted in the form of restricted share units, restricted shares, stock options, stock appreciation rights and cash performance awards.  Awards may be granted as service awards that are earned over a defined service period or as performance awards that are earned based on the achievement of certain market factors or performance targets or a combination of market factors and performance targets.  Our compensation committee of our board of directors determines the terms and conditions of the awards granted under the Long‑Term Incentive Plan.    At December 31, 2018, we had 32.7 million shares authorized and 15.0 million shares available to be granted under the Long‑Term Incentive Plan.  At December 31, 2018, the total unrecognized compensation cost related to our unvested share‑based awards was $37 million, which is expected to be recognized over a weighted‑average period of 1.7 years.

Service awards typically vest either in three equal annual installments beginning on the first anniversary date of the grant or in an aggregate installment at the end of the stated vesting period.  Performance awards typically are subject to a three-year measurement period during which the number of options or shares to be issued remains uncertain until the end of the measurement period, at which time the awarded number of options or shares to be issued is determined.  The performance awards typically vest in one aggregate installment following the determination date.  Stock options are subject to a stated vesting period and, once vested, typically have a seven‑year term during which they are exercisable.

Service awards

Restricted share units—A restricted share unit is a notional unit that is equal to one share but has no voting rights until the underlying share is issued.  The following table summarizes unvested activity for service‑based units granted under our incentive plans during the year ended December 31, 2018:

	Number	Weighted-average
	of	grant-date fair value
	units	per unit
Unvested at January 1, 2018	3,820,455	$12.15
Granted	2,521,939	9.67
Vested	(2,087,141)	12.74
Forfeited	(177,261)	10.17
Unvested at December 31, 2018	4,077,992	$10.40

During the year ended December 31, 2018, the vested restricted share units had an aggregate grant‑date fair value of $27 million.  During the years ended December 31, 2017 and 2016, we granted 1,921,029 and 3,155,382 service‑based units, respectively, with a per unit weighted‑average grant‑date fair value of $13.03 and $8.69, respectively.  During the years ended December 31, 2017 and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

2016, we had 1,867,970 and 1,725,734 service‑based units, respectively, that vested with an aggregate grant‑date fair value of $28 million and $48 million, respectively.

Stock options—The following table summarizes activity for vested and unvested service‑based stock options outstanding under our incentive plans during the year ended December 31, 2018:

			Weighted-average
	Number	Weighted-average	remaining	Aggregate
	of shares	exercise price	contractual term	intrinsic value
	under option	per share	(years)	(in millions)
Outstanding at January 1, 2018	2,753,463	$34.98	6.37	$2
Granted	1,249,266	9.18
Exercised	(6,922)	8.61
Forfeited	(52,900)	22.09
Expired	(175,424)	144.32
Outstanding at December 31, 2018	3,767,483	$21.56	6.84	$—

Vested and exercisable at December 31, 2018	1,600,514	$36.90	4.58	$—

During the year ended December 31, 2018,  the granted stock options had a per option weighted‑average grant‑date fair value of $4.52.  During the year ended December 31, 2018, the vested stock options had an aggregate grant‑date fair value of $6 million.  At December 31, 2018 and 2017, there were outstanding unvested stock options to purchase 2,166,969 and 1,489,761 shares, respectively.  During the years ended December 31, 2017 and 2016, we granted stock options to purchase 877,231 and 945,724 shares, respectively, with a per option weighted‑average grant‑date fair value of $6.46 and $5.11, respectively.  During the years ended December 31, 2017 and 2016, the vested stock options had an aggregate grant‑date fair value of $2 million and $3 million, respectively.  During the years ended December 31, 2017 and 2016, no stock options were exercised.

Performance awards

Restricted share units—We grant performance awards in the form of restricted share units that can be earned depending on the achievement of market factors.  The number of shares ultimately earned per unit is quantified upon completion of the specified period at the determination date.  The following table summarizes unvested activity for performance‑based units under our incentive plans during the year ended December 31, 2018:

	Number	Weighted-average
	of	grant-date fair value
	units	per unit
Unvested at January 1, 2018	1,638,681	$13.56
Granted	1,074,054	10.79
Vested	(948,941)	11.60
Unvested at December 31, 2018	1,763,794	$12.93

During the year ended December 31, 2018, the vested performance‑based units had an aggregate grant‑date fair value of $11 million.  During the years ended December 31, 2017 and 2016, we granted 689,740 and 997,362 performance‑based units, respectively, with a per unit weighted‑average grant‑date fair value of $16.25 and $11.60, respectively.  During the years ended December 31, 2017 and 2016, the vested performance‑based units had an aggregate grant‑date fair value of $7 million and $6 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 16—Supplemental Balance Sheet Information

Other current liabilities were comprised of the following (in millions):

	December 31,
	2018	2017
Other current liabilities
Accrued payroll and employee benefits	$182	$176
Accrued interest	184	127
Accrued taxes, other than income	69	67
Deferred revenues	87	213
Contingent liabilities	213	246
Other	11	10
Total other current liabilities	$746	$839

Other long‑term liabilities were comprised of the following (in millions):

	December 31,
	2018	2017
Other long-term liabilities
Postemployment benefit plan obligations	$355	$353
Income taxes payable	476	247
Deferred revenues	399	422
Construction contract intangible liability	132	—
Other	62	60
Total other long-term liabilities	$1,424	$1,082

Note 17—Supplemental Cash Flow Information

Net cash provided by operating activities attributable to the net change in other operating assets and liabilities was comprised of the following (in millions):

	Years ended December 31,
	2018	2017	2016
Changes in other operating assets and liabilities
Decrease in accounts receivable	$180	$230	$350
(Increase) decrease in other assets	3	(37)	28
Decrease in accounts payable and other current liabilities	(154)	(115)	(286)
(Decrease) increase in other long-term liabilities	80	(13)	(55)
Change in income taxes receivable / payable, net	125	(58)	(133)
	$234	$7	$(96)

Additional cash flow information was as follows (in millions):

	Years ended December 31,
	2018	2017	2016
Certain cash operating activities
Cash payments for interest	$570	$486	$351
Cash payments for income taxes	151	124	172

Non-cash investing and financing activities
Capital additions, accrued at end of period (a)	$30	$20	$42
Issuance of shares in business combinations (b)	2,112
Issuance of debt in business combination (c)	1,026	—	—
Issuance of shares to acquire noncontrolling interest (d)	—	—	317

(a)	Additions to property and equipment for which we had accrued a corresponding liability in accounts payable at the end of the period. See Note 6—Drilling Fleet.
(b)

In connection with our acquisition of Songa and Ocean Rig, we issued 66.9 million and 147.7 million shares, respectively, with an aggregate fair value of $735 million and $1.4 billion, respectively.  See Note 4—Business Combinations.

(c)

In connection with our acquisition of Songa, we issued $854 million aggregate principal amount of Exchangeable Bonds as partial consideration to Songa shareholders and settlement for certain Songa indebtedness.  See Note 4—Business Combinations.

(d)

In connection with our acquisition of the outstanding publicly held common units of Transocean Partners pursuant to its merger with one of our other subsidiaries, we issued 23.8 million shares.  See Note 14—Equity.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 18—Financial Instruments

Overview—The carrying amounts and fair values of our financial instruments were as follows (in millions):

	December 31, 2018		December 31, 2017
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Cash and cash equivalents	$2,160	$2,160	$2,519	$2,519
Short-term investments	—	—	450	450
Restricted cash and cash equivalents	429	429	456	456
Restricted investments	123	123	33	33
Long-term debt, including current maturities	9,978	9,212	7,396	7,538
Derivative instruments, liabilities	6	6	—	—

We estimated the fair value of each class of financial instruments, for which estimating fair value is practicable, by applying the following methods and assumptions:

Cash and cash equivalents—The carrying amount of our cash and cash equivalents represents the historical cost, plus accrued interest.  Our cash equivalents are primarily invested in short‑term time deposits and money market funds.  The carrying amount of our cash and cash equivalents approximates fair value because of the near‑term maturities of the instruments.

Short‑term investments—The carrying amount of our unrestricted short‑term investments represents the historical cost of the time deposits in which they are invested.  The carrying amount of such short‑term investments approximates fair value because of the near‑term maturities of the instruments.

Restricted cash and cash equivalents—The carrying amount of our restricted cash and cash equivalents, which are subject to restrictions due to collateral requirements, legislation, regulation or court order approximates fair value due to the near‑term maturities of the instruments in which the restricted balances are held.  At December 31, 2018, the aggregate carrying amount of such restricted cash and cash equivalents was $429 million, including $428 million and $1 million, recorded in current assets and other assets, respectively.  At December 31, 2017, the aggregate carrying amount of such restricted cash and cash equivalents was $456 million, including $440 million and $16 million, recorded in current assets and other assets, respectively.

Restricted investments—The carrying amount of our restricted investments, which are subject to restrictions due to court order or pledged for security of certain credit arrangements, approximates fair value because of the near‑term maturities of the instruments.  At December 31, 2018, the aggregate carrying amount of the restricted investments was $123 million, recorded in other current assets.  At December 31, 2017, the aggregate carrying amount of the restricted investments was $26 million and $7 million, recorded in current assets and other assets, respectively.

Debt—The carrying amount of our debt represents the principal amount, net of unamortized discounts, premiums, debt issue costs and fair value adjustments.  We measured the estimated fair value of our debt using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.

Derivative instruments—The carrying amount of our derivative instruments represents the estimated fair value of such instruments.  We measured the estimated fair value of our derivative instruments using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.

Note 19—Risk Concentration

Interest rate risk—Financial instruments that potentially subject us to concentrations of interest rate risk include our cash equivalents, short‑term investments, restricted cash investments, debt and capital lease obligations.  We are exposed to interest rate risk related to our cash equivalents and short‑term investments, as the interest income earned on these investments is based on variable or short‑term interest rates, which change with market interest rates.  We are also exposed to the interest rate risk related to our fixed‑rate debt when we refinance maturing debt with new debt or when we repurchase debt in open market repurchases.

Currency exchange rate risk—Our international operations expose us to currency exchange rate risk.  This risk is primarily associated with compensation costs of our employees and purchasing costs from non‑U.S. suppliers, which are denominated in currencies other than the U.S. dollar.  We use a variety of techniques to minimize the exposure to currency exchange rate risk, including the structuring of customer contract payment terms.

Our primary currency exchange rate risk management strategy involves structuring customer contracts to provide for payment in both U.S. dollars and local currency.  The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term.  Due to various factors, including customer acceptance, local banking laws, national content requirements, other statutory requirements, local currency convertibility and the impact of inflation on local costs, actual local currency needs may vary from those anticipated in the customer contracts, resulting in partial exposure to currency exchange rate risk.  The currency exchange effect resulting from our international operations generally has not had a material impact on our operating results.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Credit risk—Financial instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents, short‑term investments and trade receivables, both current and long‑term.

We generally maintain our cash, cash equivalents and short‑term investments in time deposits at commercial banks with high credit ratings or mutual funds, which invest exclusively in high‑quality money market instruments.  We limit the amount of exposure to any one institution and do not believe we are exposed to any significant credit risk.

We earn our revenues by providing our drilling services to international oil companies, government‑owned oil companies and government‑controlled oil companies.  Receivables are dispersed in various countries (see Note 20—Operating Segments, Geographic Analysis and Major Customers).  We establish an allowance for doubtful accounts on a case‑by‑case basis, considering changes in the financial position of a customer, when we believe the required payment of specific amounts owed to us is unlikely to occur.  Although we have encountered only isolated credit concerns related to independent oil companies, we occasionally require collateral or other security to support customer receivables.  In certain instances, when we determine that collection is not reasonably assured, we may occasionally offer extended payment terms and recognize revenues associated with the contract on a cash basis.

Labor agreements—We require highly skilled personnel to operate our drilling units.  We conduct extensive personnel recruiting, training and safety programs.  At December 31, 2018, we had approximately 6,700 employees, including approximately 800 persons engaged through contract labor providers.  Approximately 34 percent of our total workforce, working primarily in Norway, Brazil, U.K. and Australia are represented by, and some of our contracted labor work is subject to, collective bargaining agreements, substantially all of which are subject to annual salary negotiation.  These negotiations could result in higher personnel expenses, other increased costs or increased operational restrictions as the outcome of such negotiations affect the market for all offshore employees not just the union members.

Note 20—Operating Segments, Geographic Analysis and Major Customers

Operating segments—We operate in a single, global market for the provision of contract drilling services to our customers.  The location of our rigs and the allocation of our resources to build or upgrade rigs are determined by the activities and needs of our customers.

Geographic analysis—Operating revenues by country were as follows (in millions):

	Years ended December 31,
	2018	2017	2016
Operating revenues
U.S.	$1,496	$1,527	$1,977
Norway	651	83	214
U.K.	162	288	551
Brazil	110	335	453
Other countries (a)	599	740	966
Total operating revenues	$3,018	$2,973	$4,161

(a)	Other countries represent countries in which we operate that individually had operating revenues representing less than 10 percent of consolidated operating revenues earned.

Long‑lived assets by country were as follows (in millions):

	December 31,
	2018	2017
Long-lived assets
U.S.	$6,257	$7,541
Norway	3,260	887
Trinidad	1,841	2,563
Other countries (a)	9,050	6,411
Total long-lived assets	$20,408	$17,402

(a)	Other countries represents countries in which we operate that individually had long‑lived assets representing less than 10 percent of consolidated long‑lived assets.

Since the majority of our assets are mobile, the geographic locations of such assets at the end of the periods are not necessarily indicative of the geographic distribution of the operating revenues generated by such assets during the periods.  Although we are organized under the laws of Switzerland, we do not conduct any operations and do not have operating revenues in Switzerland.  At December 31, 2018 and 2017, the aggregate carrying amount of our long‑lived assets located in Switzerland was less than $1 million.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Our international operations are subject to certain political and other uncertainties, including risks of war and civil disturbances or other market disrupting events, expropriation of equipment, repatriation of income or capital, taxation policies, and the general hazards associated with certain areas in which we operate.

Major customers—For the year ended December 31, 2018, Royal Dutch Shell plc (together with its affiliates, “Shell”), Chevron Corporation (together with its affiliates, “Chevron”) and Equinor ASA (together with its affiliates, “Equinor”) accounted for approximately 26 percent, 21 percent and 18 percent, respectively, of our consolidated operating revenues.  For the year ended December 31, 2017, Chevron, Shell and Petróleo Brasileiro S.A. (“Petrobras”) accounted for approximately 29 percent, 17 percent, and 14 percent, respectively, of our consolidated operating revenues.  For the year ended December 31, 2016, Chevron, BP, Shell and Petrobras accounted for approximately 24 percent, 12 percent, 12 percent and 11 percent, respectively, of our consolidated operating revenues.

Note 21—Quarterly Results (Unaudited)

	Three months ended
	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
2018
Operating revenues	$664	$790	$816	$748
Operating loss (a)	(4)	(917)	(305)	(25)
Net loss (a)	(212)	(1,139)	(409)	(243)
Net loss attributable to controlling interest (a)	(210)	(1,135)	(409)	(242)
Per share loss
Basic	$(0.48)	$(2.46)	$(0.88)	$(0.48)
Diluted	$(0.48)	$(2.46)	$(0.88)	$(0.48)
Weighted-average shares outstanding
Basic	438	462	463	506
Diluted	438	462	463	506

2017
Operating revenues	$785	$751	$808	$629
Operating income (loss) (b)	169	(1,542)	(1,147)	15
Net income (loss) (b)	95	(1,679)	(1,411)	(102)
Net income (loss) attributable to controlling interest (b)	91	(1,690)	(1,417)	(111)
Per share earnings (loss)
Basic	$0.23	$(4.32)	$(3.62)	$(0.28)
Diluted	$0.23	$(4.32)	$(3.62)	$(0.28)
Weighted-average shares outstanding
Basic	390	391	391	391
Diluted	390	391	391	391

(a)

First quarter, third quarter and fourth quarter included an aggregate loss of $24 million associated with Songa and Ocean Rig acquisition costs. Fourth quarter included a bargain purchase gain of $10 million associated with Ocean Rig acquisition.  Second quarter included a loss of $462 million associated with the impairment of our goodwill.  Second quarter, third quarter and fourth quarter included an aggregate loss of $999 million associated with the impairment of certain drilling units classified as assets held for sale.

(b)Second quarter and third quarter included an aggregate loss of $1.4 billion associated with the impairment of certain drilling units classified as assets held for sale.  Second quarter included a loss of $94 million associated with the impairment of our midwater floater asset group.  Second quarter included a loss of $1.6 billion associated with the sale of 10 high‑specification jackups and the novation of five high‑specification jackups under construction.  First quarter, second quarter, third quarter and fourth quarter included an aggregate loss of $55 million associated with the retirement of debt.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 22—Subsequent Events

Senior secured notes issuance—On February 1, 2019, we issued $550 million aggregate principal amount of 6.875% senior secured notes due February 2027 (the “6.875% Senior Secured Notes”), and we received approximately $538 million aggregate cash proceeds, net of discount and issue costs.  In connection with the issuance of such notes, we were required to deposit $19 million in restricted cash accounts to satisfy debt service requirements.  We are required to pay semiannual installments of interest only through August 2021, after which we will pay semiannual installments of principal and interest.  We may redeem all or a portion of the 6.875% Senior Secured Notes at any time prior to February 1, 2022 at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision, and on or after February 1, 2022 at specified redemption prices.  We will be required to redeem the notes at a price equal to 100 percent of the aggregate principal amount, without a make‑whole provision, upon the occurrence of certain events related to the collateral rig and the related drilling contract.  The indenture that governs the 6.875% Senior Secured Notes contains covenants that limit the ability of our subsidiaries that own or operate the collateral rig to declare or pay dividends to their affiliates.  The indenture also imposes a Maximum Collateral Ratio, represented by the net earnings of the rig relative to the debt balance, that changes over the term of the notes.  Through December 31, 2020, the Maximum Collateral Ratio under the indenture is 5.75 to 1.00.  The 6.875% Senior Secured Notes are secured by the assets and earnings associated with the ultra‑deepwater floater Deepwater Poseidon and the equity of the wholly owned subsidiaries that own or operate the collateral rig.

Debt tender offers—On February 5, 2019, we completed tender offers (the “2019 Tender Offers”) to purchase for cash up to $700 million aggregate purchase price of our 6.50% senior notes due November 2020 (the “6.50% Senior Notes”),  6.375% Senior Notes,  3.80% Senior Notes and 9.00% Senior Notes (collectively, the “2019 Tendered Notes”), subject to the terms and conditions specified in the related offer to purchase.  In connection with the 2019 Tender Offers, we received valid tenders from holders of an aggregate principal amount of the 2019 Tendered Notes as follows: $57 million of 6.50% Senior Notes,  $63 million of 6.375% Senior Notes, $190 million of 3.80% Senior Notes, and $200 million of 9.00% Senior Notes.  In January and February 2019, as a result of the 2019 Tender Offers, we made an aggregate cash payment of $521 million to settle the validly tendered 2019 Tendered Notes.  In the three months ending March 31, 2019, we expect to recognize an aggregate net loss of approximately $18 million associated with the retirement of debt.

Assets held for sales—Subsequent to December 31, 2018, we committed to plans to sell the ultra‑deepwater floater Ocean Rig Paros and the harsh environment floater Eirik Raude and related assets.  At December 31, 2018, the aggregate carrying amount of the assets was $12 million.